Exhibit 10.1

EXECUTION VERSION

BACKSTOP COMMITMENT AGREEMENT

May 24, 2010

AbitibiBowater Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec, Canada H3B5H2

Ladies and Gentlemen:

We understand that AbitibiBowater Inc. (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”) and certain of its subsidiaries and its affiliates (together with the Company, the “U.S. Debtors”) have filed the Debtors’ First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated May 24, 2010 (attached hereto as Exhibit A, as the same may be amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “U.S. Plan”), in the chapter 11 cases of the U.S. Debtors pending in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) and will file a disclosure statement for the U.S. Plan, which shall be in form and substance reasonably satisfactory to the Majority Investors (as the same may be amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “U.S. Disclosure Statement”) and a motion seeking approval of solicitation, voting and rights offering procedures with respect to the U.S. Plan and Disclosure Statement (the “Solicitation Motion”). Capitalized terms shall have the meanings set forth in Section 27 hereof or, if not otherwise defined, the meanings ascribed to them in the Plans (as defined below).

We also understand that the Monitor for the CCAA Debtors has filed a report dated May 4, 2010, attaching the Plan of Reorganization and Compromise under the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36 (as amended, the “CCAA”) and Section 191 of the Canada Business Corporations Act, and will file a further report attaching an amended version thereof on or about May 24, 2010 (attached hereto as Exhibit B, as the same may be amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “CCAA Plan” and, together with the U.S. Plan, the “Plans”) in the CCAA cases pending before the Quebec Superior Court of Justice, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and, together with the U.S. Bankruptcy Court, the “Courts”) and will file a notice of creditors meeting and information circular pertaining to the CCAA Plan, which shall be in form and substance reasonably satisfactory to the Majority Investors (as the same may be amended, supplemented or modified from time to time in accordance with the terms therein and herein, the “Canadian Circular” and, together with the U.S. Disclosure Statement, the “Disclosure Documents”) and a motion for the Circular Order.

Subject to the Company’s right to seek a higher, better, or alternative transaction pursuant to an auction process and bidding procedures approved by the U.S.

Bankruptcy Court and the Canadian Court (the “Bid Procedures”), the Plans will, among other things, provide for a rights offering (the “Rights Offering”) to holders of Class 6 Claims under the U.S. Plan and to holders of Affected Unsecured Claims under the CCAA Plan, in each case, excluding holders that receive distributions in cash pursuant to any convenience class (each an “Eligible Holder” and such claims, “Eligible Claims”) of rights (each a “Right”) to purchase on the Effective Date up to $500,000,000 in aggregate principal amount of convertible unsecured subordinated notes of the Company (the “Notes” and the issuance of such Notes is referred to herein as the “Note Issuance”), subject to reduction as described in Section 1. The terms of the Notes are set forth on Exhibit C attached hereto (the “Convertible Notes Term Sheet”). Subject to the terms and on the conditions set forth in the Convertible Notes Term Sheet, the Notes will be convertible at the option of the holder into a number of shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) based on a conversion price equal to $1,800,000,000 (plus any consideration to be received upon issuance of common shares pursuant to the terms of any instrument included in the denominator of this conversion price calculation) divided by the number of Common Shares outstanding on a fully diluted basis on the Effective Date after giving effect to the consummation of the Plans, other than Conversion Shares and any Backstop Shares and Common Shares, the issuance of which would be anti-dilutive as of the Effective Date (the “Conversion Price”).

In order to facilitate the Rights Offering, pursuant to this backstop commitment agreement (the “Commitment Agreement”) and subject to the terms, conditions and limitations set forth herein and in the Convertible Notes Term Sheet, each respective undersigned investor (acting individually or through one or more of its Affiliates, as such term is defined in Rule 12b-2 of the Exchange Act (each an “Investor” and, collectively, the “Investors”), severally and not jointly, agrees to deliver the Purchase Price per Note on the Escrow Date and to purchase on the Effective Date, and the Company agrees to sell, for the Purchase Price per Note, such Investor’s Backstop Percentage of such Notes as are offered pursuant to the Rights Offering but not purchased on or before the expiration of the Rights Offering (such unpurchased Notes in the aggregate, the “Unsubscribed Notes”).

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and each Investor, severally and not jointly, agrees as follows:

1. The Rights Offering.

(a) Subject to the terms and on the conditions set forth in this Commitment Agreement, the Company’s right to seek a higher, better, or alternative transaction in accordance with the Bid Procedures, the approval of the U.S. Disclosure Statement by the U.S. Bankruptcy Court (the “Disclosure Statement Order” and the date such order is entered, the “Disclosure Statement Date”) and the approval of the mailing of the Canadian Circular and procedures for voting on the CCAA Plan and holding creditor meetings in connection with the CCAA Plan by the Canadian Court (the “Circular

Order”, together with the Disclosure Statement Order, the “Disclosure Document Orders”), the Company shall commence, administer and consummate the Rights Offering in accordance with the Plans, the Disclosure Documents and the related materials for solicitation of acceptances of the Plans, including subscription forms as necessary for each Eligible Holder to exercise its Right (the “Rights Exercise Form”).

(b) The Company shall offer and sell the Notes, with a principal amount of $1.00 per Note, in an aggregate principal amount equal to the Amount, pursuant to the Rights Offering to Eligible Holders as of the date determined by the U.S. Bankruptcy Court to be the record date for purposes of voting on the U.S. Plan (such date being applicable to creditors of the U.S. Debtors and the CCAA Debtors for the purposes of the Rights Offering, the “Rights Offering Record Date”). Each Eligible Holder shall be offered a Right to purchase Notes at a purchase price of $1.00 per Note (the “Purchase Price”) for up to such integral number of Notes equal to its proportionate share of the estimated amount of all Common Shares to be issued under the Plans on account of all Eligible Claims as of the Rights Offering Record Date (i) based on the amount of such claims allowed for voting purposes pursuant to the order of the U.S. Bankruptcy Court approving the Solicitation Motion, approving the Disclosure Statement Order, or any other order of the U.S. Bankruptcy Court entered on or before the Rights Offering Record Date and (ii) as set forth on the claims database maintained by the Monitor that records Eligible Claims determined in accordance with the applicable orders of the Canadian Court and takes into account claims accepted or revised by the Monitor or determined by a Claims Officer or pursuant to an order of the Canadian Court, and also records disallowed and disputed claims. The amount of Rights offered to Eligible Holders per $1.00 of Eligible Claims of such Eligible Holder as described herein shall be called the “Initial Rights Ratio”. At the time the Notes are issued, the Company shall cause an amount in cash equal to $0.04 per Note purchased by such Eligible Holder to be paid back to such Eligible Holder from the proceeds of the sale of such Notes (the “Upfront Payment”).

(c) Subject to Section 1(d)(ii), the Rights may be exercised during the period concurrent with the U.S. Debtors’ solicitation of votes on the U.S. Plan, which period will commence on the first date the Rights Exercise Form is distributed by mail to a single holder of Eligible Claims, and will end at the Expiration Time. For the purposes of this Commitment Agreement, the “Expiration Time” means 4:00 p.m. New York City time on the Voting Deadline, or such later date as the Company may specify in a notice provided to the Eligible Holders before 9:00 a.m. New York City time on the Business Day before the then-effective Expiration Time.

(d) (i) Subject to clause (ii), in order to exercise a Right, each Eligible Holder shall, prior to the Expiration Time (A) return a duly executed Rights Exercise Form to the Subscription Agent and (B) pay an amount equal to the full Purchase Price of the number of Notes elected to be purchased by such Eligible Holder by wire transfer in U.S. Dollars of immediately available funds to an escrow account established by a bank to be selected by the Company (the “Escrow Agent”) for the Rights Offering.

(ii) If during the period after the Rights Offering Record Date but on or before the fortieth (40th) day after the Disclosure Statement Date, pursuant to an order of the U.S. Bankruptcy Court, an order of the Canadian Court or pursuant to a claims modification accepted or revised by the Monitor or a decision of a claims officer appointed by the Canadian Court:

(x)	any Eligible Holder’s Eligible Claim is increased (each, a “Subsequent Eligible Holder”), then the Subscription Agent shall deliver to each such Subsequent Eligible Holder a Rights Exercise Form permitting each such Subsequent Eligible Holder to exercise a number of incremental Rights as determined by applying the Initial Rights Ratio to the amount of Eligible Claims held by such Subsequent Eligible Holder, as reduced by the number of Rights previously offered to such Subsequent Eligible Holder. Such additional Rights will be available for exercise by each Subsequent Eligible Holder during the period which will commence on the Business Day selected by the Company and expire no earlier than ten (10) days thereafter (the “Subsequent Rights Expiry Time”). For a Subsequent Eligible Holder to exercise Rights, a Subsequent Eligible Holder shall, by no later than the Subsequent Rights Expiry Time, (A) return a duly executed Rights Exercise Form to the Subscription Agent and (B) pay an amount equal to the full Purchase Price of the number of Notes elected to be purchased by such Subsequent Eligible Holder by wire transfer in U.S. Dollars of immediately available funds to an escrow account established by the Escrow Agent for the Rights Offering; and

(y)	any Eligible Holder’s Eligible Claim is reduced, then the number of Rights to which the Eligible Holder is entitled shall be reduced accordingly by applying the Initial Rights Ratio to the reduced Eligible Claim and withdrawing any Rights previously issued to such Eligible Holder in excess of the resulting amount (the “Right Entitlement Reduction”). The Notes associated with such withdrawn Rights as a result of a Right Entitlement Reduction shall become Unsubscribed Notes. In the event the Eligible Holder has previously exercised the Rights that are withdrawn by the Right Entitlement Reduction, such Rights will be deemed not to have been exercised and any funds paid on account of such Rights will be refunded to such Eligible Holder as soon as reasonably practicable following the Subsequent Rights Expiry Time.

(e) In the event the Amount as of the Effective Date shall be less than $500,000,000, on or before the Supplement Filing Date the Company shall file with the U.S. Bankruptcy Court and simultaneously deliver to the Monitor and the Investors a notice specifying the Amount, as reduced (the “Reduction Notice”). Any election given pursuant to clause (iii) of the definition of Liquidity shall be contained in a written notice to the Investors, delivered pursuant to Section 13 at the time the Reduction Notice is delivered, which notice shall describe, in reasonable detail, the assets being sold, transferred or otherwise disposed of, the agreements pursuant to which such sales, transfers or other dispositions are to be made, the expected amount of net proceeds to be generated thereby and the amount of Liquidity being added pursuant to clause (iii) of the definition thereof. If the sum of all Rights timely exercised by all Eligible Holders and Subsequent Eligible Holders (collectively, the “Rights Exercised”) exceeds the Amount, after giving effect to any applicable reduction of the Amount pursuant to Section 1(b) and set forth in the Reduction Notice, the aggregate principal amount of Notes to be purchased by each Eligible Holder and each Subsequent Eligible Holder shall be adjusted to be the product of (x) the principal amount of Notes requested to be purchased by the exercise of Rights by such Eligible Holder or Subsequent Eligible Holder and (y) the ratio of the Amount, as may be reduced in accordance with this Section 1(e), divided by the sum of all Rights Exercised. As soon as reasonably practicable after the Subsequent Rights Expiry Time, the Subscription Agent shall notify each Eligible Holder and each Subsequent Eligible Holder of the aggregate principal amount of Notes, if any, available for purchase by giving effect to the adjustment set forth in this Section 1(e).

(f) On or before the twenty-fifth (25th) date following the Expiration Time (the “Determination Date”), the Company shall give the Investors by electronic facsimile transmission the certification by an executive officer of the Company conforming to the requirements specified herein for such certification of either (i) the aggregate principal amount of each such Investor’s Unsubscribed Notes and the aggregate Purchase Price therefor, after giving effect to any reduction in the Rights Offering as described in the Reduction Notice and the adjustments described in Section 1(e) (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Notes or as a result of the Company’s election to reduce the Note Issuance to zero, the termination of the Backstop Commitment (a “Satisfaction Notice”).

(g) In the event that (i) the Amount is reduced to less than $500,000,000 or (ii) one or more Subsequent Eligible Holders exercises Rights by the Subsequent Rights Expiry Time, then the aggregate amount of (i) and (ii) shall be applied, first, to reduce the amount of Unsubscribed Notes on a dollar-for-dollar basis, and second, to adjust the principal amount of Notes to be purchased by each Eligible Holder and each Subsequent Eligible Holder as described in Section 1(e) above. No later than two (2) Business Days after the Determination Date, or as soon as reasonably practicable thereafter, the Subscription Agent shall return to each Eligible Holder and each Subsequent Eligible Holder any portion of the Purchase Price as necessary to reflect the reduction of Notes available for purchase by Eligible Holders and Subsequent Eligible Holders.

(h) Each Investor agrees that on the Effective Date such Investor will purchase, severally and not jointly, and the Company agrees to sell to each Investor, for the Purchase Price per Note, (i) to the extent exercised (which shall remain in the discretion of each Investor), the Notes issued upon exercise of the Rights, if applicable, allocated to such Investor under the Plans in respect of its Eligible Claims (the “Investor’s Commitment Notes”) plus (ii) the percentage of Unsubscribed Notes as set forth on Schedule 1(h) hereto (the “Backstop Percentage”), and the Company shall pay to each Investor the applicable Upfront Payment in respect of all such Notes.

(i) If a Purchase Notice is delivered in accordance with this Section 1 and Section 2(f), each Investor shall, on the Escrow Date, deliver to the Escrow Agent the aggregate Purchase Price set forth in the Purchase Notice provided to such Investor to be held in escrow pending occurrence of the Effective Date.

(j) On the Effective Date, the Company shall issue to the Eligible Holders the Notes with respect to which Rights were validly exercised by such Eligible Holder; provided, that if the exercise of a Right would result in the issuance of Notes in denominations less than $1.00 and integral multiples thereof, then the number of Notes to be issued in respect of such Rights will be rounded down to the nearest $1.00.

(k) [Reserved].

(l) The number of Notes for which any Eligible Holder may subscribe in the Rights Offering may be decreased by the Company to the extent required, after consultation with counsel or as required by the U.S. Bankruptcy Court, to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code (the “1145 Cutback”). Any Notes excluded from the Rights Offering due to a Section 1145 Cutback will instead be offered to the Investors for purchase on or before the Effective Date as Unsubscribed Notes. In addition to the 1145 Cutback and notwithstanding Section 18, the Company shall be permitted to make modifications to the notice deadlines and other mechanics of the Rights Offering described in Section 1 as reasonably necessary to permit the Company to conduct the Rights Offering, so long as such modifications do not have an adverse impact on the Investors (other than an adverse impact that is immaterial).

(m) Each Rights Exercise Form shall include a certification from each Eligible Holder, certifying that such Eligible Holder (i) understands that the Rights are not transferable separately from such Eligible Holder’s prepetition claim with respect to which Rights have been granted and (ii) has not entered into and agrees that, prior to the Effective Date, it shall not enter into any transaction involving a direct or indirect transfer of Rights, including derivatives, options, swaps, pledges, forward sales or other transactions in which any other person receives the right to own or acquire a Right.

2. The Backstop Commitment.

(a) On the basis of the representations and warranties contained herein, but subject to the terms and conditions set forth herein, each Investor agrees, severally and not jointly, to subscribe for and purchase on the Effective Date, and the Company agrees to sell and issue, at the Purchase Price per Note, the principal amount of Unsubscribed Notes (the “Investor’s Unsubscribed Notes”), calculated by multiplying (x) such Investor’s Backstop Percentage times (y) the aggregate number of Unsubscribed Notes (the “Backstop Commitment”).

(b) [Reserved].

(c) On the basis of the representations and warranties herein contained, but subject to the terms and conditions set forth herein, the Company will make an aggregate payment to all Investors that execute this Commitment Agreement equal to the greater of (x) $15,000,000 and (y) 6.0% of the Amount, which amount shall be payable on the Effective Date (the “Backstop Payment”) to compensate each Investor for the risk of its undertaking pursuant to this Commitment Agreement. Fifty percent of the aggregate Backstop Payment shall be payable in cash and fifty percent of the aggregate Backstop Payment shall be payable in Common Shares based upon the Conversion Price; provided, however, that an Investor may elect to receive the full amount of its Backstop Payment in Common Shares by notice delivered to the Company in accordance with Section 13 not later than the Escrow Date. The percentage of the Backstop Payment allocated to each Investor is as set forth on Schedule 1(h) hereto. The Backstop Shares will be delivered to the Investors on the Effective Date in accordance with written instructions specified by each Investor to the Company at least 24 hours in advance. The cash portion of the Backstop Payment will be made by wire transfer of immediately available funds on the Effective Date. The Backstop Payment will be payable whether or not there are any Unsubscribed Notes and will be fully earned and nonrefundable when paid on the Effective Date; provided, however, that in no event shall the Investors receive both the Backstop Payment and the Termination Payment.

(d) The Company shall pay an aggregate termination payment to all Investors in the amounts set forth below (each a “Termination Payment”) upon the earlier to occur of the Effective Date or the effective date of any alternative transaction or other plan, as applicable if this Commitment Agreement is terminated pursuant to Sections 12(a)(iii), 12(a)(iv), 12(a)(v), 12(a)(vi), Sections 12(b)(i), 12(b)(ii), 12(b)(iii), 12(b)(iv), 12(b)(v), 12(b)(vii), 12(b)(viii), 12(b)(ix), 12(b)(x)(other than with respect to the conditions contained in Section 7(a)), 12(b)(xi), or Sections 12(c)(ii), 12(c)(iii), 12(c)(iv), or 12(c)(v):

(i) if termination of this Commitment Agreement occurs after the date on which the Termination Payment is approved by the U.S. Bankruptcy Court but on or before the earlier of (x) the date on which this Commitment Agreement is approved by the U.S. Bankruptcy Court and (y) the later date on which an alternative transaction is approved by the U.S. Bankruptcy Court or Canadian Court (the “Approval Date”), the Termination Payment payable to all Investors shall be an aggregate amount equal to the lesser of (x) $15,000,000 and (y) 5% of the capital raised in any alternative transaction, but not less than $7,500,000;

(ii) if termination of this Commitment Agreement occurs after the Approval Date but on or before October 15, 2010, the Termination Payment payable to all Investors shall be an aggregate amount equal to $15,000,000; or

(iii) if termination of this Commitment Agreement occurs after October 15, 2010, the Termination Payment payable to all Investors shall be an aggregate amount equal to the greater of (x) $15,000,000 and (y) 6% of the Amount as in effect on October 15, 2010.

(iv) The percentage of the aggregate Termination Payment allocated to each Investor is as set forth on Schedule 1(h). Notwithstanding anything to the contrary herein, at an Investor’s election by notice delivered to the Company in accordance with Section 13 not less than two (2) Business Days before the date on which the Termination Payment is due and payable, such Investor’s percentage of the Termination Payment shall be payable on the Effective Date in Common Shares rather than cash. The Termination Payment will be fully earned and non-refundable when paid. The provision for the making of the Termination Payment is an integral part of the transactions contemplated by this Commitment Agreement, and without this provision the Investors would not have entered into this Commitment Agreement and shall, subject to the approval of the entry of the order(s) approving the Termination Payment, constitute an allowed administrative expense of the Company under section 364(c)(1) of the Bankruptcy Code that is junior to all superpriority and administrative claims arising under the Final Order (1) Approving Postpetition Financing; (2) Authorizing Use of Cash Collateral; (3) Granting Liens and Providing Superpriority Expense Status; (4) Granting Adequate Protection; and (5) Modifying the Automatic Stay (dated June 4, 2009 and conformed on June 16, 2009, the postpetition financing approved thereby, the “Bowater DIP Agreement”).

(e) Subject to the entry of the orders approving the Termination Payment and the reimbursement of Transaction Expenses, the Company will reimburse or pay, as the case may be, on the Approval Date and on a monthly basis thereafter until the Effective Date, the documented fees and out-of-pocket expenses reasonably incurred by or on behalf of each Investor payable to Shearman & Sterling LLP, Kramer Levin Naftalis & Frankel LLP and Torys LLP and up to $50,000 in the aggregate per Investor for fees and out-of-pocket expenses incurred by one counsel and one Canadian counsel to an Investor with respect to the transactions contemplated hereby and all U.S. Bankruptcy Court, Canadian Court and other judicial and regulatory proceedings related to such transactions arising on or before the Effective Date (collectively, “Transaction Expenses”) within ten (10) days of presentation of an invoice, without review by the U.S. Bankruptcy Court or the Canadian Court or further U.S. Bankruptcy Court order or Canadian Court order. The filing fees, if any, required by the HSR Act shall be paid by the Company when filings under the HSR Act are made.

(f) As promptly as practicable, but in any event at least five (5) Business Days prior to the Escrow Date, the Company will provide a Purchase Notice or a Satisfaction Notice to each Investor as provided above, setting forth a true and accurate determination of the aggregate number of such Investor’s Unsubscribed Notes, if any; provided, that on the Effective Date such Investor will purchase, and the Company will sell, only such number of such Investor’s Unsubscribed Notes as are listed in the Purchase Notice, without prejudice to the rights of such Investor to seek later an upward or downward adjustment if the number of such Investor’s Unsubscribed Notes set forth in such Purchase Notice is inaccurate.

(g) Delivery of each Investor’s Unsubscribed Notes will be made by the Company to the respective accounts of the Investors (or to such other accounts as an Investor may designate) as early as practicable on the Effective Date against payment of the aggregate Purchase Price for such Investor’s Unsubscribed Notes by wire transfer of U.S. federal (same day) funds to the account specified by the Company to the Escrow Agent and each Investor at least 24 hours in advance of the Effective Date.

(h) All of the Investors’ Unsubscribed Notes will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order, the Sanction Order or applicable law. The Notes issued to the Investors shall not be subject to any withholding.

(i) The documents to be delivered on the Escrow Date by or on behalf of the parties hereto will be delivered to the Company pursuant to Section 13.

(j) In the event that any Investor defaults on its obligation to purchase its Backstop Percentage of the Unsubscribed Notes, any payment otherwise allocable hereunder to such Defaulting Investor shall be re-allocated to the Investor(s) who assume such Defaulting Investor’s obligations hereunder on a pro rata basis, or if such obligation is not assumed by any Investor, to any third parties which assumed such Defaulting Investor’s obligations hereunder (as provided in Section 24 below) on a pro rata basis.

(k) Notwithstanding anything to the contrary in this Commitment Agreement, each Investor, in its sole discretion, may designate that some or all of the Unsubscribed Notes be issued in the name of and delivered to, one or more of its Affiliates or any other third party that is able to make the representations set forth in Section 4(f), Section 4(g) and Section 4(h) hereof.

(l) No Investor shall have any liability for the Backstop Commitment of any other Investor.

(m) In the event that the Effective Date does not occur on or before the Outside Date, the Company shall return to each Investor no later than five (5) Business Days after the Outside Date the full amount of the Purchase Price paid by such Investor, including in respect of such Investor’s Unsubscribed Shares.

3. Representations and Warranties of the Company. Except as set forth in the Exchange Act Documents, the Company represents and warrants to, and agrees with, the Investors as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Effective Date:

(a) Organization and Power. The Company is and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is and on the Effective Date will be, duly qualified to do business and in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of its certificate of incorporation, bylaws or other equivalent organizational or governing documents, except where the violation in the case of Subsidiaries of the Company would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Capitalization. Upon the Effective Date, the authorized shares of capital stock of the Company will be as described in the Disclosure Documents. Subject to completion of the Necessary Bankruptcy Process, all of the Common Shares outstanding on the Effective Date and all of the Common Shares reserved for issuance on the Effective Date (including the Conversion Shares), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights.

(c) Authorization. Subject to the completion of the Necessary Bankruptcy Process, the Company will have (i) all requisite corporate power to enter into the Transaction Documents and to carry out and perform its obligations under the terms of the Transaction Documents and (ii) all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein and therein will have been taken, other than board of directors’ approval of or other board action to be taken with respect to, the documents to implement the Rights Offering. Subject to the completion of the Necessary Bankruptcy Process, and assuming the Transaction Documents constitute the legal, valid and binding agreement of the other parties thereto, this Commitment Agreement, and upon execution by the other parties thereto, each of the other Transaction Documents, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(d) Valid Issuance. Subject to the completion of the Necessary Bankruptcy Process, the distribution of the Rights has been duly and validly authorized. Subject to the completion of the Necessary Bankruptcy Process, (i) the Securities, including the Securities to be issued and delivered by the Company to the Investors hereunder, will have been duly authorized, (ii) the Notes, when issued and delivered against payment therefor in the Rights Offering or to the Investors hereunder in accordance with the terms of the Indenture, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, subject to the Enforceability Exceptions, (iii) the guarantees of the Notes, when issued and delivered against payment therefor in accordance with the terms of the Indenture, will be valid and legally binding obligations of the applicable guarantor, enforceable against such guarantor in accordance with their terms and the terms of the Indenture, subject to the Enforceability Exceptions, (iv) when the Conversion Shares are issued and delivered upon conversion of the Notes, such Conversion Shares will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights and (v) when the Backstop Shares are issued and delivered against payment therefor to the Investors hereunder, such Backstop Shares will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights.

(e) No Conflict. Subject to the completion of the Necessary Bankruptcy Process, the distribution of the Rights, the sale, issuance and delivery of the Notes upon exercise of the Rights and the consummation of the Rights Offering by the Company and the execution and delivery (or, with respect to the Plans, the filing) by the Company of this Commitment Agreement and the Plans and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent provided in or contemplated by the Plans, in the acceleration of or the creation of any lien under, any post-petition agreement or agreement to be entered into at the Effective Date to which the U.S. Debtors or the CCAA Debtors are or will be a party or by which the U.S. Debtors or the CCAA Debtors are or will be bound or to which any of the property or assets of the U.S. Debtors or the CCAA Debtors is or will be subject and (ii) will not result in any violation of any applicable provisions of any Applicable Law, except in any such case described in subclause (i) or (ii) as will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except in any such case described in subclause (ii), for (x) the approval by the U.S. Bankruptcy Court and the Canadian Court of the Company’s authority to enter into and implement this Commitment Agreement, and (y) such consents, approvals, authorizations, registrations or qualifications as may be required under federal securities laws or state securities or blue sky laws or under Canadian Securities Laws.

(f) Consents. Subject to the completion of the Necessary Bankruptcy Process, all consents, approvals, orders and authorizations of any Governmental Entity, required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of the Transaction Documents and the Guarantee and the issuance of the Securities have been obtained or made, other than (i) the entry of the U.S. Court Orders and the Canadian Orders and the expiration or waiver by the Courts of the applicable Stay Periods, (ii) the registration under the Securities Act or qualification by way of prospectus or exemption therefrom under Canadian Securities Laws of resales of the Securities, (iii) the expiration or termination of any applicable waiting periods under the HSR Act or any applicable requirements under foreign law in connection with the issuance of the Securities, (iv) the filing with the Secretary of State of the State of Delaware or the Canadian federal, provincial or territorial equivalent, as applicable, of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under federal securities laws, state or provincial securities or Blue Sky laws or under Canadian Securities Laws in connection with the purchase of the Securities by the Investors or (y) the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

(g) Securities Filings. The documents filed under the Exchange Act with the Commission or pursuant to Canadian provincial or territorial securities laws (“Canadian Securities Laws”) prior to the date of this Commitment Agreement (the “Exchange Act Documents”), when they became effective or were filed with the Commission or the Canadian provincial and territorial securities regulatory authorities (“Canadian Commissions”) as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and Canadian Securities Laws, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date hereof, none of the Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Financial Statements. Except for quarterly financial statements of subsidiaries filed on Form 8-K and other financial reports filed on Form 8-K after the Petition Date, the financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Exchange Act Documents complied as to form in all material respects with the published rules and regulations of the Commission and the Canadian Commissions, to the extent required, with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of their operations and their cash flows for the periods therein specified, all in accordance with U.S. generally accepted accounting principles or Canadian generally accepted accounting principles, as applicable, throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments). Each Investor acknowledges that the Company’s financial statements described above do not reflect the terms of the Plans or the effect of fresh-start accounting.

(i) Independent Accountants. PricewaterhouseCoopers LLP, who have certified the financial statements of the Company and its consolidated Subsidiaries, is an independent registered public accounting firm with respect to the Company and its consolidated Subsidiaries.

(j) Compliance with Laws. The Company and each of its Subsidiaries is in compliance with and is not in default under or in violation of any Applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Material Adverse Effect.

(k) Investment Company Act. The Company has been advised of the rules and requirements under the Investment Company Act. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act.

(l) Broker’s Fee. Except for the Blackstone Group, L.P. and BMO Capital Markets, the Company and its Subsidiaries have engaged no brokers or finders entitled to compensation in connection with the sale of the Securities.

(m) Disclosure Documents; Other Information. Upon entry of the Disclosure Statement Order by the U.S. Bankruptcy Court, the U.S. Disclosure Statement shall contain information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Company and the condition of the Company’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the Plans and shall provide “adequate information” as such term is defined in section 1125 of the Bankruptcy Code.

(n) Absence of Certain Changes. Since March 31, 2010, other than as disclosed in the Exchange Act Documents or the Disclosure Documents, no event, fact or circumstance has occurred which has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4. Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to, and agrees with respect to itself only, the Company as set forth below. Unless otherwise specified, each representation, warranty and agreement is made as of the date hereof and as of the Effective Date:

(a) Organization and Power. Such Investor has been duly incorporated or formed, as the case may be, and is validly existing as a corporation, limited liability company or a limited partnership, as the case may be, in good standing under the laws of its jurisdiction of organization.

(b) Authorization; Enforceability. Such Investor has all requisite corporate or similar power to enter into this Commitment Agreement and take all corporate action, on the part of such Investor or its stockholders, necessary for the authorization, execution, delivery and performance of this Commitment Agreement and the consummation of the transactions contemplated herein. Assuming this Commitment Agreement constitutes the legal, valid and binding agreements of the Company, this Commitment Agreement constitutes or will when executed, as applicable, constitute a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c) No Conflict. The execution, delivery and performance of this Commitment Agreement by such Investor and the consummation by such Investor of the transactions contemplated herein will not (i) violate any provision of its certificate of incorporation or bylaws (or other organizational documents), (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, or (iii) assuming (x) the accuracy of the representations made by the Company in Section 3 and (ii) the consents, approvals, orders and authorizations referred to in Section 4(e) have been obtained, conflict with or violate any Applicable Law, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Investor to perform its obligations under this Commitment Agreement. Each Investor acknowledges the provisions of Sections 1(l) and 1(m) and represents that it does not have any arrangements, agreements, contracts (in each case written, unwritten or otherwise) with respect to voting on amendments, waivers and consents to this Commitment Agreement requiring approval of Majority Investors or Supermajority Investors.

(d) Proceedings. No litigation or proceeding before any Governmental Entity is pending against it that would adversely affect such Investor’s ability to perform its obligations hereunder.

(e) Consents. All consents, approvals, orders and authorizations of any Governmental Entity required on the part of such Investor in connection with the execution, delivery or performance of this Commitment Agreement and the consummation by such Investor of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any applicable requirements under any other domestic or foreign law in connection with the issuance of the Securities to such Investor, and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to materially delay or hinder the ability of such Investor to perform its obligations under this Commitment Agreement.

(f) Sufficiency of Funds. Such Investor has, or is the investment advisor or investment manager for entities that have, and on the Escrow Date will have, or is the investment advisor or investment manager for entities that will have, sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its portion of the Notes.

(g) Investor Status. Such Investor certifies and represents to the Company that the Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Investor is acquiring the Securities for its own account or accounts managed by it, for investment and not with a view toward distribution within the meaning of the Securities Act. Such Investor’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. Such Investor has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company. The decision by such Investor to subscribe for Securities and execute this Commitment Agreement has not been based upon any verbal or written representation (other than those in this Commitment Agreement and the Exchange Act Documents) made by or on behalf of the Company or any employee or agent of the Company. Such Investor has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment, has been furnished all materials related to the business, finances and operations of the Company which it has requested of the Company, and has sought such accounting, legal and tax advice as it deems appropriate in connection with its proposed investment under this Commitment Agreement. Such Investor acknowledges that the Company will rely upon the truth and accuracy of the foregoing as well as the other representations, warranties and other agreements of such Investor in connection with the transactions described in this Commitment Agreement.

(h) Securities Not Registered. Such Investor understands that the offer and sale of the Backstop Shares have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Backstop Shares must continue to be held by such Investor unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Investor understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. The offer, sale and issuance of the Backstop Shares is exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum in prescribed form under Canadian Securities Laws and, as a result, such Investor may not receive information that would otherwise be provided to it under Canadian Securities Laws and the Company is relieved from certain obligations that would otherwise apply under Canadian Securities Laws, other than as required under Section 5. Such Investor understands that it may transfer the Backstop Shares only in compliance with applicable securities laws and that the certificates or other instruments evidencing the Securities will bear a legend to the effect of the foregoing.

(i) Brokers’ Fee. Except for Broadpoint Capital, Inc. and Genuity Capital Markets, which have been engaged by certain Investors, the Investors have engaged no brokers or finders entitled to compensation in connection with the sale of the Securities for which the Company shall be liable.

5. Additional Covenants of the Company. The Company agrees with each Investor:

(a) Motion, Disclosure Statement and Plan.

(i) The Company will prepare and file with the U.S. Bankruptcy Court by May 28, 2010, a motion in form and substance reasonably satisfactory to the Majority Investors seeking authority to (A) pay the Termination Payment and the Transaction Expenses and also seeking approval of the Bid Procedures and (B) enter into this Commitment Agreement and approval of the Company performing its obligations thereunder and a comparable motion to the Canadian Court (collectively, the “Backstop Agreement Motion”).

(ii) The Company will use commercially reasonable efforts to seek U.S. Bankruptcy Court and Canadian Court approval, as applicable, of (A) the Termination Payment, the Transaction Expenses and the Bid Procedures by June 25, 2010, (B) this Commitment Agreement by July 9, 2010, (C) the Disclosure Documents by July 29, 2010, and (D) the Plans by the Outside Date.

(iii) The Company is filing with the Courts on the date of this Commitment Agreement the Plans, in the forms attached hereto, and the Disclosure Documents. The Company will provide to the Investors, in writing prior to or contemporaneously with filing with the Courts, drafts of the Confirmation Order and the Sanction Order that are consistent in all material respects with the provisions of the Plans, and drafts of any amendments or supplements to the Plans, the Disclosure Documents and any of the foregoing, each of which shall be reasonably acceptable to the Majority Investors.

(iv) The Company shall not make any revision, supplement, modification or amendment to the Plans, the Disclosure Statement, the Canadian Circular or the Backstop Agreement Motion (other than any revision, supplement, modification or amendment that is not material) without the prior written consent of the Majority Investors.

(b) Rights Offering. To effectuate the Rights Offering as provided herein and to use commercially reasonable efforts to seek entry of orders of the U.S. Bankruptcy Court (concurrently with the approval of the U.S. Disclosure Statement), authorizing the Company to conduct the Rights Offering pursuant to the securities exemption provisions set forth in section 1145(a) of the Bankruptcy Code and pursuant to the statutory exemptions from the prospectus requirements of Canadian Securities Laws in Section 2.11(a) and Section 2.42(1)(a) of National Instrument 45-106 – Prospectus and Registration Exemptions.

(c) Unsubscribed Amount. To determine, or instruct the Subscription Agent to determine, the principal amount Unsubscribed Notes, if any, in good faith, and to provide, or instruct the Subscription Agent to provide a Purchase Notice or a Satisfaction Notice that reflects the amount of Unsubscribed Notes as so determined and to provide to the Investors, such written backup to the determination of the amount of Unsubscribed Notes an Investor may reasonably request.

(d) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.

(e) Registration Rights Agreement. The Company will file with the U.S. Bankruptcy Court and the Canadian Court as soon as practicable a form of a registration rights agreement (the “Registration Rights Agreement”) in form and substance reasonably acceptable to the Company and in form and substance reasonably acceptable to the Majority Investors. The Company and the Investors shall use commercially reasonable efforts to negotiate and execute, and seek U.S. Bankruptcy Court and the Canadian Court approvals of, the Registration Rights Agreement as a supplement to the Plans.

(f) HSR. Subject to entry of the Disclosure Document Orders, to use its commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary under the HSR Act or any other similar applicable domestic law so that the applicable waiting period shall have expired or been terminated thereunder, and any applicable requirement under similar foreign laws have been satisfied, with respect to the purchase of Notes and Backstop Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Commitment Agreement.

(g) Use of Proceeds. Upon the Effective Date, the Company will apply the net proceeds from the sale of the Rights and the Notes pursuant to the Plans.

(h) Plan Support Agreement. Promptly, and in no event later than two (2) Business Days following the entry of the Disclosure Statement Order and the Circular Order, whichever is later in time, the Company agrees to execute and deliver the Plan Support Agreement in the form attached as Exhibit D hereto (the “Plan Support Agreement”).

(i) Conduct of Business. Subject to any actions which are consistent with the Exchange Act Documents, and except as contemplated as part of the restructuring transactions under the Plans, during the period from the date of this Commitment Agreement to the Effective Date, the Company and its Subsidiaries, taken as a whole, shall carry on their businesses consistent with past practice and not take any of the following actions without the prior written consent of the Majority Investors, which consent shall not be unreasonably withheld, conditioned or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than upstream dividends by a direct or indirect Subsidiary of the Company to the Company or another direct or indirect subsidiary of the Company), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, except in connection with the Plans, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except in the ordinary course of business;

(iii) lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber any of its properties or assets, except as permitted by (x) the Bowater DIP Agreement or other applicable postpetition financing or receivables facilities or (y) any order permitting the Company to utilize cash collateral of its prepetition secured lenders; or

(iv) incur any indebtedness except to the extent permitted by (x) Bowater DIP Agreement or other applicable postpetition financing or receivables facilities or (y) any order permitting the Company to utilize cash collateral of its prepetition secured lenders.

(j) Continuing Securities Law Disclosures. For so long as any of the Backstop Shares constitute “restricted securities” under Rule 144 under the Securities Act, the Company will furnish to the Investors and prospective investors, upon their request, and make available the information reasonably necessary to comply with Rule 144 and Rule 144A (to the extent able to be used for such resales) with respect to resales of such Backstop Shares under the Securities Act, all to the extent required from time to time to enable such Backstop Shares to be sold without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A (to the extent able to be used for such resales). For so long as any of the Backstop Shares or Notes are subject to restrictions or conditions on resale pursuant to National-Instrument 45-102-Resale of Securities of the Canadian Commissions, the Company shall maintain its status as a “reporting issuer” or equivalent in each of the provinces and territories of Canada. This covenant shall be of no further force or effect with respect to the Investor if the Investor no longer holds at least 50% of the Backstop Shares issued to it pursuant to this Commitment Agreement. The indenture governing the Notes shall contain a customary provision to the same effect as the foregoing.

(k) Additional Notices. The Company will give prompt notice to the Investors upon becoming aware of (i) the discovery or occurrence or failure to occur of any event or circumstance which causes, or would be reasonably be likely to cause any representation or warrant of the Company contained in this Commitment Agreement to be untrue or inaccurate or (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Commitment Agreement prior to the Effective Date. No notice pursuant to this Section 5 will affect any representations or warranties, covenants or agreements, obligations or conditions set forth herein or otherwise affect any available remedies.

6. Additional Covenants of the Investors. Each Investor, severally and not jointly, agrees with the Company:

(a) Information. To provide the Company with such information as the Company reasonably requests regarding the Investor for inclusion in the Disclosure Documents and motions seeking approval of the Disclosure Documents and this Commitment Agreement.

(b) HSR Act. To use commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act or any similar applicable domestic law so that the applicable waiting period shall have expired or been terminated thereunder and any applicable requirements under similar foreign laws have been satisfied with respect to the purchase of the Securities hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Commitment Agreement.

(c) Support for Motions. Each Investor hereby agrees to use commercially reasonable efforts to (i) support approval of this Commitment Agreement, (ii) support approval of the Disclosure Documents, (iii) not, nor encourage any other person or entity to, delay, impede, appeal or take any other negative action, directly or indirectly, to interfere with, the approval of the Disclosure Documents, (iv) not commence any proceeding or prosecute, join in or otherwise support any objection to oppose or object to the Disclosure Documents, and (v) support any motion filed by the Company with the

U.S. Bankruptcy Court seeking to extend the period during which only the Company may file or solicit acceptances for a plan of reorganization and, in each case, after the applicable Plan Support Agreement is approved by the U.S. Bankruptcy Court, only for so long as its Plan Support Agreement has not been terminated in accordance with its terms.

(d) Plan Support Agreement. Promptly, and in no event later than two (2) Business Days following the entry of the Disclosure Statement Order and the Circular Order, whichever is later in time, each Investor agrees to execute and deliver the Plan Support Agreement in the form attached as Exhibit D hereto.

(e) Ownership of Claims. No later than five (5) days prior to the hearing before the U.S. Bankruptcy Court on approval of the Termination Payments, or such later date as reasonably agreed by the Company and the Majority Investors, each Investor shall deliver a certificate to the Company, executed by a responsible officer, certifying that (i) such Investor or an Affiliate thereof, as of the date thereof, is the legal owner, beneficial owner and/or investment advisor or manager for the legal or beneficial owner of such Claims against any U.S. Debtor or CCAA Debtor, including Eligible Claims (collectively, the “Relevant Claims”) and (ii) there are no Claims of which such Investor or any of its Affiliates is the legal owner, beneficial owner and/or investment advisor or manager for such legal or beneficial owner that are not part of its Relevant Claims unless such Investor or any of its Affiliates does not possess the full power to vote and dispose of such claims and such Investor or the applicable Affiliate thereof has the full power to vote, dispose of and compromise the aggregate principal amount of the Relevant Claims; provided, that with respect, to J.P. Morgan Securities Inc. and Barclays Bank plc, all references to “Affiliate”, “investment advisor” or “manager” in the preceding sentence shall be disregarded, and the foregoing covenant shall only apply to the credit trading group of J.P. Morgan Securities Inc. and/or Barclays Bank plc, (the “Credit Trading Group”), as applicable. Accordingly, the terms “Investor” and “Party” for all purposes of this Agreement, as they relate to J.P. Morgan Securities Inc. and/or Barclays Bank plc, mean and refer to only the Credit Trading Group and such business unit’s holdings of the Relevant Claims. For the avoidance of doubt, the covenant in this Section 6(e) of this Commitment Agreement does not apply to (i) Relevant Claims, securities, loans, other obligations or any other interests in the Company that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or Affiliate of, J.P. Morgan Securities Inc. and/or Barclays Bank plc, as applicable, (ii) any credit facilities to which J.P. Morgan Securities Inc. and/or Barclays Bank plc, as applicable, or any of their Affiliates is a party in effect as of the date hereof, (iii) any new credit facility, amendment to an existing credit facility, or debt or equity securities offering involving J.P. Morgan Securities Inc. and/or Barclays Bank plc, as applicable, (iv) any direct or indirect principal activities undertaken by any Affiliate entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity, (vi) any Affiliate entity or business engaged in providing private banking or investment management services or (vii) any Relevant Claims or related claims that may be beneficially owned by non-affiliated clients of J.P. Morgan Securities Inc. and/or Barclays Bank plc, or any of their Affiliates.

7. Conditions to the Obligations of Each Party. The respective obligations of the Company and the Investors to effect the sale and purchase of the Notes are subject to the following conditions:

(a) Approval of Commitment Agreement and Termination Payment. The U.S. Bankruptcy Court and the Canadian Court shall have approved this Commitment Agreement, the Termination Payment, and the reimbursement of Transaction Expenses by June 25, 2010.

(b) Filing of Plans and Disclosure Documents. The Company shall have filed the U.S. Plan and the U.S. Disclosure Statement with the U.S. Bankruptcy Court and caused the CCAA Debtors to file the CCAA Plan and the Canadian Circular with the Canadian Court through a report of the Monitor, in each case incorporating the terms of this Commitment Agreement, as soon as practicable but in no event more than five (5) Business Days after the date hereof.

(c) Disclosure Statement Order. The Disclosure Statement Order shall have been entered by the U.S. Bankruptcy Court, and the Circular Order shall have been entered by the Canadian Court, each in the form reasonably satisfactory to the Majority Investors, and each shall be in full force and effect.

(d) Confirmation Order and Sanction Order. The Confirmation Order shall have been entered by the U.S. Bankruptcy Court and the Sanction Order shall have been entered by the Canadian Court. Such orders shall be reasonably acceptable to the Company and the Majority Investors, shall be in full force and effect and shall not be reversed, modified, amended, stayed or vacated.

(e) HSR. The waiting period (and any extension thereof) applicable to the Plans under the HSR Act or any other applicable similar domestic law shall have been terminated or shall have expired and any applicable requirements under similar foreign laws have been satisfied.

(f) Registration Rights Agreement. Subject to occurrence of the Effective Date, the Registration Rights Agreement shall have been duly authorized, executed and delivered by the Company.

(g) Proceedings. No order, judgment, decree, injunction or ruling of any government, governmental agency, court or other judicial body shall exist prohibiting the consummation of the Rights Offering or the Plans.

8. Conditions to the Obligations of the Investors. In addition to the conditions set forth in Section 7, the obligation of each Investor to purchase the Unsubscribed Notes pursuant to the Backstop Commitment on the Effective Date is subject to the following conditions:

(a) Plans and Disclosure Statements. The Plans, the Disclosure Documents, the Confirmation Order and the Sanction Order shall be reasonably acceptable to the Majority Investors. The Company shall not have made any revision, supplement, modification or amendment to the Plans, the Disclosure Documents, the Confirmation Order or the Sanction Order (other than any revision, supplement, modification or amendment that is not material) without the written consent of Majority Investors.

(b) Purchase Notice. Each Investor shall have received from the Company a Purchase Notice in accordance with Section 1(f), dated as of the Determination Date, certifying as to the number of each Investor’s Unsubscribed Notes to be purchased pursuant to the Backstop Commitment.

(c) Fees, Etc. All fees, expenses and other amounts required to be paid or reimbursed by the Company to or on behalf of the Investors as of the Effective Date shall have been paid or reimbursed in full.

(d) Terms of Notes. The Notes shall have the terms set forth in the Convertible Notes Term Sheet and such other terms not contained in the Convertible Notes Term Sheet and be otherwise in a form reasonably satisfactory to the Majority Investors.

(e) Commencement of Rights Offering. Pursuant to the Plans, the Rights Offering shall have been commenced and be conducted in a manner consistent with this Commitment Agreement and shall have been exempted from the registration requirements of the Securities Act pursuant to section 1145 of the Bankruptcy Code and shall be exempt from any prospectus requirement under Canadian Securities Laws and the Expiration Time shall have occurred. This condition shall be deemed satisfied upon entry of a Confirmation Order by the U.S. Bankruptcy Court and entry of the Sanction Order by the Canadian Court consistent with the terms of this Commitment Agreement, to the extent such relief is contained therein.

(f) Good Standing. The Investors shall have received on and as of the Effective Date satisfactory evidence of the good standing of the Company and its Significant Subsidiaries (as such term is defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act) in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(g) Section 16 Matters. The Company’s board of directors shall have approved, by resolution in a form agreed to by the Investors, the issuance of the Notes pursuant to this Commitment Agreement, for the express purpose of affording the transactions contemplated hereby an exemption from the provisions of Section 16(b) under the Exchange Act in the event that any Investor shall be alleged to be subject to Section 16(b) of the Exchange Act in respect of such acquisitions under Rule 16a-2(a) under the Exchange Act.

(h) Representations and Warranties and Covenants. The representations and warranties of the Company in Section 3 (i) that are qualified as to materiality must be true and correct in all respects, and (ii) that are not so qualified as to materiality must be true and correct in all material respects, in each case as of the date hereof and as if made on the Effective Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period) and the Company shall have complied in all material respects with all covenants in this Commitment Agreement and the Registration Rights Agreement.

(i) Officers’ Certificate. The Investors shall have received on and as of the Escrow Date and on and as of the Effective Date a certificate of the chief financial officer or chief accounting officer of the Company (i) confirming that the Company has satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Escrow Date or Effective Date, as applicable, and (ii) to the effect set forth in Section 8(h) above.

(j) No Material Adverse Change. Since the date of this Commitment Agreement, there has not occurred any event, fact or circumstance which has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(k) Exit Financing. The Company, the U.S. Debtors and the CCAA Debtors shall have consummated the Exit Financing Facilities on terms and conditions, and with documentation in form and substance which is, reasonably satisfactory to the Majority Investors.

9. Conditions to the Obligations of the Company.

(a) The obligations of the Company hereunder to commence the Rights Offering are subject to (i) entry of the Disclosure Statement Order by the U.S. Bankruptcy Court and the Circular Order by the Canadian Court, in each case in form and substance satisfactory to the Company and (ii) this Commitment Agreement continuing to be in full force and effect.

(b) The obligation of the Company to sell the Unsubscribed Notes on the Effective Date is subject to the following conditions:

(i) Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date of the Plans shall have been satisfied or waived in accordance with the Plans, and the Effective Date shall have occurred.

(ii) Representations and Warranties and Covenants. The representations and warranties of each Investor in Section 4 shall be true and correct in all material respects on the date hereof and as if made on the Effective Date, and each Investor shall have complied in all material respects with all covenants to this Commitment Agreement.

10. Indemnification.

(a) Subject to the entry of an order of the U.S. Bankruptcy Court approving this Commitment Agreement, whether or not Rights Offering is consummated or this Commitment Agreement is terminated, the Company (in such capacity, the

“Indemnifying Party”) shall indemnify and hold harmless each Investor that is not a Defaulting Investor, its respective Affiliates and its respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Backstop Commitment, the Transaction Documents, or the transactions contemplated thereby, including without limitation, payment of the Backstop Payment, payment of the Termination Payment, payment of the Transaction Expenses, issuance of the Backstop Shares, distribution of Rights, purchase and sale of Notes in the Rights Offering and purchase and sale of Notes pursuant to the Backstop Commitment, or any breach of the Company of this Commitment Agreement or the Registration Rights Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable and documented legal or other reasonable out-of-pocket expenses (including the costs of enforcing this Commitment Agreement) as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided, that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent that they have resulted from bad faith, gross negligence or willful misconduct on the part of such Indemnified Person, or (ii) to the extent that they arise from, result from or are in connection with, an Investor’s assignment of any of its rights or obligations under this Commitment Agreement to a third-party. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Notes contemplated by this Commitment Agreement bears to (ii) the payments made or proposed to be made (including the Backstop Payment and the Termination Payment) to the Investors in connection with such sale. Furthermore, the Company hereby agrees that it shall not seek indirect, consequential or punitive damages as a result of any breach of the terms hereof. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 10 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b) Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to the Transaction Documents or any of the transactions contemplated thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof, provided, that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced as a result of such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 10. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided, that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are inconsistent with those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel and one local counsel, in each relevant jurisdiction, approved by the Majority Investors, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c) The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Notwithstanding anything to the contrary in this Commitment Agreement, the Company shall not have any liability for fees, expenses, indemnification claims or any other claim of any broker not listed in Section 4(i).

11. Survival of Representations and Warranties, Etc. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Commitment Agreement will survive the execution and delivery of this Commitment Agreement and the Effective Date.

12. Termination.

(a) This Commitment Agreement may be terminated by either the Majority Investors or the Company or as otherwise provided below at any time prior to the Effective Date upon the earliest of the following events:

(i) by mutual consent of the Majority Investors and the Company;

(ii) (A) the U.S. Bankruptcy Court shall not have entered an order approving the Termination Payment, the reimbursement of Transaction Expenses and other relief requested by the Company, and the Canadian Court shall not have approved the Termination Payment, the reimbursement of Transaction Expenses and other relief requested by the Company, in each case, by June 25, 2010 and (B) if and to the extent the motion for approval of the Termination Fee contains a motion for relief that is specific to any Investor, then such Investor shall have the individual right to terminate, without the consent of the Majority Investors, should such relief not be approved by June 25, 2010; provided, that if any such Investor does so terminate pursuant to clause (B) above, then each other Investor may also elect to terminate, without the consent of the Majority Investors;

(iii) the Company shall not have pursued an alternative transaction and the U.S. Bankruptcy Court or the Canadian Court shall not have entered an order approving this Commitment Agreement by July 10, 2010;

(iv) by each Investor acting individually, upon the Outside Date;

(v) Plan Support Agreements are terminated by the Company or Investors whose Backstop Percentage is at least 50% in the aggregate, for any reason; and

(vi) the earliest of the date on which the Company delivers a Satisfaction Notice or on which it publicly announces that it has obtained sufficient capital from alternative sources and does not require and/or will not seek to complete the Rights Offering.

(b) This Commitment Agreement may be terminated by the Majority Investors by written notice to the Company if:

(i) the Company breaches this Commitment Agreement in any material respect, or is in material breach of any of its representations and warranties contained herein and in each case fails to cure such breach, if curable, within ten (10) days after notice of such breach is given to the Company by an Investor;

(ii) the Company files, supports or endorses a plan of reorganization or compromise other than the Plans;

(iii) the Company withdraws the Plans or publicly announces its intention not to support the Plans;

(iv) in accordance with the Bid Procedures, the Company elects to pursue a higher, better, or alternative transaction approved by the U.S. Bankruptcy Court and the Canadian Court;

(v) if an order dismissing the Company’s chapter 11 case or converting it to a case under chapter 7 of the Bankruptcy Code is entered by the U.S. Bankruptcy Court;

(vi) upon the entry of an order by the U.S. Bankruptcy Court appointing an examiner with enlarged powers relating to the operation of the material part of the business of the Company, taken as a whole (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code;

(vii) the entry of an order by the U.S. Bankruptcy Court appointing a trustee for the Company under section 1104 of the Bankruptcy Code;

(viii) the Company’s CCAA case is converted into a bankruptcy case under applicable Canadian bankruptcy law;

(ix) a trustee, receiver, receiver and manager or liquidator is appointed in respect of the Company under applicable Canadian law;

(x) upon the failure of any of the conditions set forth in Section 7 or Section 8 hereof to be satisfied (which failure cannot be cured by the earlier of the Effective Date or the Outside Date), or the date on which any of the conditions set forth in Section 7 or Section 8 becomes incapable of being satisfied; or

(xi) by July 29, 2010 the U.S. Bankruptcy Court has not entered the Disclosure Statement Order or the Canadian Court has not issued the Circular Order.

(c) This Commitment Agreement may be terminated by the Company:

(i) with respect to any particular Investor, if such Investor fails to perform its obligations under this Commitment Agreement in any material respect or is in material breach of any of its representations and warranties contained herein and, in each case (other than a failure to pay the Purchase Price in respect of such Investor’s Unsubscribed Notes), fails to cure such breach, if curable, within ten (10) days after notice of such breach is given to such Investor by the Company;

(ii) the Company files, supports or endorses a plan or reorganization or compromise other than the Plans;

(iii) the Company withdraws the Plans or publicly announces its intention not to support the Plans;

(iv) in accordance with the Bid Procedures, the Company elects to pursue a higher, better, or alternative transaction approved by the U.S. Bankruptcy Court and the Canadian Court; or

(v) at any time, in its sole discretion, for any reason other than set forth in clauses (c)(i) through (c)(iv) above.

(d) An Investor’s obligations hereunder may be terminated by notice to the Company as provided in Section 13 if:

(i) prior to requisite court approval and execution of the Plan Support Agreement, modifications are made to the Plans (or any exhibit, supplement, schedule or related or ancillary agreement thereto) which would otherwise give rise to a right of termination if the Plan Support Agreement were in full force and effect; and

(ii) following U.S. Bankruptcy Court approval and execution of the Plan Support Agreement, if the Investor’s Plan Support Agreement has been terminated or is then terminable, so long as the termination was not caused by the Investor’s breach of the Plan Support Agreement.

(e) Upon any such expiration or termination of this Commitment Agreement, this Commitment Agreement shall become void and there shall be no liability under this Commitment Agreement on the part of the Investors or the Company other than under Section 2(d), Section 2(e), Section 6(c), Section 6(d), Section 10 and Sections 12 through 23.

13. Notices. All notices and other communications in connection with this Commitment Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile or electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to Investor, to:

at the addresses set forth on the signature pages hereto

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
	Attention:	Douglas Bartner
Edmund M. Emrich
	Fax:	(212) 848-7179
	Email:	dbartner@shearman.com
edmund.emrich@shearman.com

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
	Attention:	John Bessonette
Douglas H. Mannal
	Fax:	(212) 715-8000
	Email:	jbessonette@kramerlevin.com
dmannal@kramerlevin.com

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176
	Attention:	Philip S. Gross, Esq.
Christopher P. Davis, Esq.
	Fax:	(212) 986-8866
	Email:	pgross@kkwc.com
cdavis@kkwc.com

(b)	If to the Company, to:

AbitibiBowater Inc.
1155 Metcalfe Street, Suite 800
Montreal, Quebec
Canada H3B5H2
	Attention:	William G. Harvey, Chief Financial Officer
Jacques P. Vachon, Chief Legal Officer
	Fax :	(864) 282-9219 and (514) 394-3644

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Kelley A. Cornish
Alice Belisle Eaton
	Fax:	(212) 492-0493

– and –

Stikeman Elliott LLP
1155, boul. René-Lévesque Ouest, 40e étage
Montréal, QC H3B 3V2
	Attention:	Marc Barbeau
Sean Dunphy
	Facsimile:	(514) 397-3222

14. Assignment: Third Party Beneficiaries. Neither this Commitment Agreement nor any of the rights, interests or obligations under this Commitment Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that this Commitment Agreement, or any Investor’s rights and obligations hereunder, may be assigned, delegated or transferred, in whole or in part, including by way of participation, by an Investor to (a) any entity or person over which such Investor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights or (b) any person or entity reasonably acceptable to the Company; provided, further, that any such assignee assumes the obligations of the Investor hereunder and agrees in writing to be bound by the terms of this Commitment Agreement in the same manner as the Investor. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve any Investor of its obligations hereunder if such assignee fails to perform such obligations. For the avoidance of doubt, this Section 14 shall not be read to restrict in any manner any Investor’s ability to transfer any Claims. Except as provided in Section 10 with respect to the Indemnified Parties, this Commitment Agreement (including the documents and instruments referred to in this Commitment Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Commitment Agreement.

15. Prior Negotiations; Entire Commitment Agreement. This Commitment Agreement (including the agreements attached as exhibits to and the documents and instruments referred to in this Commitment Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Commitment Agreement.

16. GOVERNING LAW; VENUE. THIS COMMITMENT AGREEMENT, AND ALL CLAIMS ARISING OUT OF OR RELATING HERETO, WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITH APPLICABLE CANADIAN AND UNITED STATES BANKRUPTCY LAW. BY ITS EXECUTION AND DELIVERY OF THIS COMMITMENT AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT EXCLUSIVELY IN THE U.S. BANKRUPTCY COURT.

17. Counterparts. This Commitment Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

18. Waivers and Amendments. Except as set forth in the provisos below and subject, to the extent required, to the approval of the U.S. Bankruptcy Court and the Canadian Court, this Commitment Agreement (including the exhibits and schedules hereto) may be amended, modified, supplemented, superseded, cancelled, renewed or extended, and the terms and conditions of this Commitment Agreement may be waived, only by a written instrument signed by the Company and the Majority Investors or, in the case of a waiver, by the party waiving compliance; provided, however, the following terms of this Commitment Agreement may be amended, modified, supplemented, or waived only by a written instrument signed by the Company and the Supermajority Investors: (x) the amount or scheduled date of payment of, or events giving rise to, the Upfront Payment, the Backstop Payment and the Termination Payment and (y) the terms of the Notes set forth in the Convertible Notes Term Sheet; provided, further, however, without the written consent of each Investor affected thereby, no such waiver, amendment, supplement or modification of this Commitment Agreement shall (A) extend the Outside Date beyond December 31, 2010, (B) change an Investor’s Backstop Percentage or percentage allocation set forth on Schedule 1(h) hereto (other than changes expressly contemplated by this Commitment Agreement), (C) amend, supplement or modify the Form of Plan Support Agreement attached hereto or requirements hereunder relating thereto, (D) disproportionately affect any Investor in a material and adverse manner in relation to the other Investors or (E) amend, supplement or modify this Section 18. No delay on the part of any party in exercising any right, power or privilege pursuant to this Commitment Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Commitment Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Commitment Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Commitment Agreement. The rights and remedies provided pursuant to this Commitment Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

19. Modifications Necessary to Reflect Corporate Restructuring. The Plans currently contemplate that, on the Effective Date, the Company intends to effect one or more corporate reorganization and related restructuring transactions and take any actions as necessary or appropriate to simplify its corporate structure and to effect a restructuring of their respective businesses, which may result in the creation of Holdco. The parties hereto shall in good faith make appropriate modifications to this Commitment Agreement and the Registration Rights Agreement to accommodate the Holdco structure, so long as such modifications do not have a material adverse impact on the Investors.

20. Headings. The headings in this Commitment Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Commitment Agreement.

21. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Commitment Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Commitment Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

22. Currency; Dates. Unless otherwise specifically indicated, all references to dollars or “$” shall be references to U.S. dollars. Any reference herein to a specific date that falls on a day that is not a Business Day shall be deemed to be, or occur on, the next Business Day after such date.

23. Acknowledgements and Agreements of the Company. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that (a) the transactions contemplated hereby are arm’s-length commercial transactions between the Company, on the one hand, and the Investors, on the other, (b) in connection therewith and with the processes leading to such transactions, each Investor is acting solely as a principal and not the agent or fiduciary of the Company or the U.S. Debtors or the Canadian Debtors or their estates, (c) the Investors have not assumed advisory or fiduciary responsibilities in favor of the Company or the U.S. Debtors or the Canadian Debtors or their estates with respect to such transactions or the processes leading thereto and (d) the Company, the U.S. Debtors and the Canadian Debtors have consulted their own legal and financial advisors to the extent they deemed appropriate.

24. Defaulting Investor. If any Investor defaults on its obligation to purchase the Unsubscribed Notes that it has agreed to purchase hereunder (such Investor, a “Defaulting Investor”), the non-Defaulting Investors may in their discretion arrange for the purchase of such Notes by other persons (including such non-Defaulting Investors on a pro rata basis) on the terms contained in this Commitment Agreement. As used in this Commitment Agreement, the term “Investor” includes, for all purposes of this Commitment Agreement unless the context otherwise requires, any person not listed in Schedule 1(h) hereto that, pursuant to this Section 24, purchases the Unsubscribed Notes that a Defaulting Investor agreed, but failed, to purchase. Nothing contained herein shall relieve a Defaulting Investor of any liability it may have to the Company or any non-Defaulting Investor for damages caused by its default.

25. Effectiveness. The effectiveness of this Commitment Agreement and its enforceability against any party hereto is conditioned upon the entry of an order by the U.S. Bankruptcy Court and the Canadian Court approving the Termination Payment and Transaction Expenses in form and substance reasonably acceptable to the Majority Investors; provided, however, if such order contains any modifications to the material economic terms set forth herein, such modifications must be approved by Supermajority Investors before this Commitment Agreement is enforceable against the Investors.

26. Commitment Agreement Controls. In the event of any inconsistency between this Commitment Agreement, the Plans and the Disclosure Documents, this Commitment Agreement shall control.

27. Definitions.

(a) “Amount” means the lesser of (a) $500,000,000 and (b) the sum of (i) $325,000,000 plus (ii) $1,400,000,000, less the sum of (x) the Company’s Available Cash as of the Effective Date plus (y) the aggregate principal amount of loans outstanding under the term indebtedness outstanding under the Exit Financing Facilities or other available facilities at such time, less (in each case of (a) and (b)) the amount of Liquidity at the Effective Date in excess of $600,000,000.

(b) “Applicable Law” means (x) any applicable constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity or (y) any applicable orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.

(c) “Available Cash” means all unrestricted cash and cash equivalents of the Company on a consolidated basis immediately prior to consummation of transactions contemplated hereby, but excluding all cash held by non-wholly-owned entities and by Bowater-Korea Limited.

(d) “Backstop Shares” means the Common Shares comprising each Investor’s portion of the Backstop Payment.

(e) “Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

(f) “Business Day” means any day other than a Saturday, Sunday, “legal holiday” as such term is defined in Rule 9006(a) of the U.S. Federal Rules of Bankruptcy Procedure or non-judicial day as such term is defined in Article 6 of the Quebec Code of Civil Procedure.

(g) “Canadian Orders” means, collectively, (i) any order entered by the Canadian Court in respect of the Termination Payment and the reimbursement of Transaction Expenses, (ii) any order entered by the Canadian Court in respect of this Commitment Agreement, (iii) the Circular Order and (iv) the Sanction Order.

(h) “Commission” means the U.S. Securities and Exchange Commission.

(i) “Conversion Shares” means the Common Shares issuable upon conversion of the Notes.

(j) “Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing

(regardless of whether considered in a proceeding in equity or at law) and except as rights to indemnity may be limited by applicable U.S. and Canadian federal or national and state, provincial or territorial securities laws and principles of public policy.

(k) “Escrow Date” means three (3) Business Days prior to the date reasonably anticipated by the Company to be the Effective Date, which shall be five (5) or more days after the Determination Date.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(n) “Holdco” means a new holding company that may be created by the Company to serve as the parent corporation and holding company subsidiaries of the Company incorporated either under the laws of the United States or Canada, as determined by the Company in its sole discretion.

(o) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(p) “Indenture” means the indenture related to the Notes.

(q) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(r) “Liquidity” as of any time, means the sum of (i) Available Cash, plus (ii) all amounts available to be drawn (excluding the amount of any letters of credit expected to be incurred in connection with the Effective Date as contemplated by the Plans) under the Exit Financing Facilities or other available facilities at such time, plus (iii) at the Company’s written election, up to the amount of expected net proceeds from asset sales not yet closed at such time but subject to one or more executed agreements for the sale, transfer or other disposition of such assets.

(s) “Majority Investors” means Investors representing in the aggregate 50% or more of the Backstop Commitment at such time.

(t) “Material Adverse Effect” means any change, effect, event, occurrence or development which, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether something has had or would reasonably be expected to have a Material Adverse Effect: (a) any change, effect, event, occurrence or development in the financial, securities or capital markets, political or regulatory conditions, or the economy or business conditions in general; (b) any change, effect, event, occurrence or development in the industries in which the Company or any of its Subsidiaries operates in general; (c) any change, effect, occurrence or development resulting from or relating to the negotiation, execution, delivery, public announcement or existence of, performance of obligations under, or compliance with, this Commitment Agreement or the transactions contemplated hereby, the Rights Offering, the Plans or the Plan Support Agreement; (d) any change in the demand or pricing for paper, pulp or wood products; (e) any change, effect, event, occurrence or development in the currency markets or currency fluctuations generally, including, without limitation, any change in the exchange rate between the Canadian and U.S. dollars; (f) any change, effect, event, occurrence or development resulting from or relating to any change in the market price of crude oil, natural gas or related hydrocarbons or other sources of energy or the market prices of other raw materials used by the Company or any of its Subsidiaries; (g) force majeure events; (h) changes in interest rates; (i) any loss of a material customer, supplier, employee or executive; (j) any changes in any law after the date hereof or the interpretation or enforcement thereof; (k) any act of war, armed hostilities or terrorism; (l) any changes in generally accepted accounting principles in the United States or Canada or accounting principles or the interpretation or enforcement thereof; (m) any failure, in and of itself, of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood and agreed that the facts and circumstances giving rise to or contributing to such failure may by taken into account in determining whether a Material Adverse Effect has occurred); (n) any effect resulting from any act or omission of the Company taken with the prior written consent of the Majority Investors; or (o) any effect resulting from the filing of the cases with the Courts; provided, further, that, with respect to clauses (a), (b), (d), (e) and (f) such change, effect, event, occurrence or development does not disproportionately impact the Company compared to other companies operating in the principal industries and geographic areas in which the Company and its Subsidiaries operate; or (ii) is or would reasonably be expected to impair in any material respect the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Commitment Agreement or the Plans.

(u) “Monitor” means Ernst & Young Inc. or any successor thereto appointed in accordance with any order of the Canadian Court.

(v) “Necessary Bankruptcy Process” means, collectively, entry of the U.S. Court Orders, entry of the Canadian Orders and the expiration, or waiver by Courts of, the applicable Stay Periods.

(w) “Outside Date” means the date that is later to occur of (i) October 15, 2010 and (ii) the date that is the earlier to occur of (x) December 31, 2010 and (y) the latest date on which any of the Company’s commitments for Exit Financing Facilities are scheduled to expire, so long as the Company’s commitments for the Exit Financing Facilities are in form and substance reasonably acceptable to Majority Investors.

(x) “Securities” means the Notes, the Conversion Shares and the Backstop Shares.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Stay Period” means each of (i) the 14-day period set forth in Rules 6004(h) and 3020(e) of the U.S. Federal Rules of Bankruptcy Procedure in respect of each of the U.S. Court Orders and (ii) the period for seeking leave to appeal in respect of each of the Canadian Orders.

(aa) “Subscription Agent” means EPIQ Bankruptcy Services, LLC.

(bb) “Subsidiary” means as to any person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

(cc) “Supermajority Investors” means Investors representing in the aggregate 66 2/3% or more of the Backstop Commitment at such time.

(dd) “Transaction Documents” means, collectively, this Commitment Agreement, the Notes, the Indenture and the Registration Rights Agreement.

(ee) “U.S. Court Orders” means, collectively, (i) the order entered by the U.S. Bankruptcy Court approving the Termination Payment and the reimbursement of Transaction Expenses, (ii) the order entered by the U.S. Bankruptcy Court approving this Commitment Agreement, (iii) the Disclosure Statement Order and (iv) the Confirmation Order.

(ff) Other Defined Terms:

Term	Section
1145 Cutback	1(l)
Affected Unsecured Claims	CCAA Plan
Approval Date	2(d)(i)
Backstop Agreement Motion	5(a)(i)
Backstop Commitment	2(a)
Backstop Payment	2(c)
Backstop Percentage	1(h)
Bid Procedures	Preamble
Bowater DIP Agreement	2(d)(iv)
Canadian Circular	Preamble
Canadian Commissions	3(g)
Canadian Court	Preamble
Canadian Securities Laws	3(g)
CCAA	Preamble
CCAA Debtors	U.S. Plan
CCAA Plan	Preamble
Circular Order	1(a)
Claim	Plans
Claims Officer	CCAA Plan
Class 6 Claims	U.S. Plan
Commitment Agreement	Preamble
Common Shares	Preamble
Company	Preamble
Confirmation Order	U.S. Plan
Conversion Price	Preamble
Convertible Notes Term Sheet	Preamble
Courts	Preamble
Credit Trading Group	6(e)
Defaulting Investor	24
Determination Date	1(f)
Disclosure Documents	Preamble
Disclosure Document Orders	1(a)
Disclosure Statement Date	1(a)
Disclosure Statement Order	1(a)
Effective Date	U.S. Plan
Eligible Claims	Preamble
Eligible Holder	Preamble
Escrow Agent	1(d)(i)

Term	Section
Exchange Act Documents	3(g)
Exit Financing Facilities	U.S. Plan
Expiration Time	1(c)
Indemnified Person	10(a)
Indemnifying Party	10(a)
Initial Rights Ratio	1(b)
Investor(s)	Preamble
Investor’s Commitment Notes	1(h)
Investor’s Unsubscribed Notes	2(a)
Note Issuance	Preamble
Notes	Preamble
Plan Support Agreement	5(h)
Plans	Preamble
Proceedings	10(b)
Purchase Notice	1(f)
Purchase Price	1(b)
Reduction Notice	1(e)
Registration Rights Agreement	5(e)
Relevant Claims	6(e)
Right	Preamble
Rights Entitlement Reduction	1(d)(ii)
Rights Exercised	1(e)
Rights Exercise Form	1(a)
Rights Offering	Preamble
Rights Offering Record Date	1(b)
Sanction Order	CCAA Plan
Satisfaction Notice	1(f)
Solicitation Motion	Preamble
Subsequent Eligible Holder	1(d)(ii)
Subsequent Rights Expiry Time	1(d)(ii)
Supplement Filing Date	U.S. Plan
Termination Payment	2(d)
Transaction Expenses	2(e)
Upfront Payment	1(b)
Unsubscribed Notes	Preamble
U.S. Bankruptcy Court	Preamble
U.S. Debtors	Preamble
U.S. Disclosure Statement	Preamble
U.S. Plan	Preamble
Voting Deadline	U.S. Plan

[Signature Page Follows]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between us and, subject to the approval of the U.S. Bankruptcy Court and the Monitor or the Canadian Court, as the case may be, the Company.

Very truly yours,

FAIRFAX FINANCIAL HOLDINGS LIMITED		AVENUE CAPITAL MANAGEMENT II, L.P. Solely in its capacity as investment adviser to Avenue Investments, L.P., Avenue Interantional Master, L.P., Avenue Special Situations Fund V, L.P. and Avenue CDP-Global Opportunities Fund, L.P.
By:	/s/ Paul Rivett
Name:	Paul Rivett
Title:	Vice President and Chief Legal Officer
Address:	95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7, Canada
		By:	/s/ Sonia Gardner
		Name:	Sonia Gardner
		Title:	General Partner
		Address:	535 Madison Avenue NY, NY 10022

PAULSON CREDIT OPPORTUNITIES MASTER LTD.		BARCLAYS BANK PLC

		By:	/s/ Dan Crowley
By:	/s/ Michael Waldorf	Name:	Dan Crowley
Name:	Michael Waldorf	Title:	Managing Director
Title:	Authorized Signatory	Address:	745 Seventh Avenue,
Address:			New York, NY 10019

STEELHEAD NAVIGATOR MASTER, L.P. By its Investment Manager, Steelhead Partners, LLC		J.P. MORGAN SECURITIES INC.*, with respect to the Credit Trading group

		By:	/s/ Daniel Shatz
By:	/s/ J. Michael Johnston	Name:	Daniel Shatz
Name:	J. Michael Johnston	Title:	Vice President
Title:	Member	Address:	383 Madison Avenue
Address:	1301 1st Avenue, Suite 201, Seattle, WA 98101		New York, NY 10179

WHITEBOX ADVISORS, LLC

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO
Address:	3033 Excelsior Blvd., STE 300 Minneapolis, MN 55416

Acknowledged and agreed

as of the date first set forth above:

ABITIBIBOWATER INC.

By:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	Executive Vice President and Chief Financial Offier

*	Addendum to Backstop Commitment Agreement.

Notwithstanding anything to the contrary in this Backstop Commitment Agreement, this Agreement applies only to the Credit Trading group of J.P. Morgan Securities, Inc. (the “Credit Trading Group”) and its holdings of and position in the Claims, including Eligible Claims. Accordingly, the term “Investor” and “We” or “we” for all purposes of this Agreement mean and refer to only to the Credit Trading Group. For the avoidance of doubt, this Agreement does not apply to (i) any Claims, including Eligible Claims, securities, loans, other obligations or any other interest in the U.S. Debtors or the CCAA Debtor that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or affiliate of, J.P. Morgan Securities Inc., (ii) any credit facilities to which J.P. Morgan Securities Inc. or any of its affiliates (“Morgan”) is a party in effect as of the date hereof, (iii) any new credit facility, amendment to an existing credit facility, or debt or other equity securities offering involving Morgan, (iv) any direct or indirect principal activities undertaken by any Morgan entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity or businesses engaged in providing private banking or investment management services or (vii) any Claims, including Eligible Claims or related claims that may be beneficially owned by non-affiliated clients of J.P. Morgan Securities Inc. or any of its affiliates.

Schedule 1(h) to Backstop Commitment Agreement

Investor Name	Backstop Percentage Percentage allocation of Unsubscribed Notes, Backstop Payment and Termination Payment	Maximum Backstop Commitment
Fairfax Financial Holdings Limited	22.00%	$110,000,000
Avenue Capital Management II, L.P.	22.00%	$110,000,000
Paulson Credit Opportunities Master Ltd.	22.00%	$110,000,000
Barclays Bank plc	20.00%	$100,000,000
Steelhead Navigator Master, L.P.	6.00%	$30,000,000
J.P. Morgan Securities Inc.	4.00%	$20,000,000
Whitebox Advisors, LLC	4.00%	$20,000,000

Exhibit A

U.S. Plan

(See Exhibit 99.1 to the current report on Form 8-K dated May 28, 2010)

Exhibit B

CCAA Plan

(See Exhibit 99.2 to the current report on Form 8-K dated May 28, 2010)

EXHIBIT C TO

BACKSTOP COMMITMENT AGREEMENT

ABITIBIBOWATER INC.

TERM SHEET FOR NEW CONVERTIBLE NOTES

All terms used and not defined herein shall have the meanings ascribed to them in the Backstop Commitment Agreement. In the event of any inconsistency between this Exhibit C and the Backstop Commitment Agreement, the Backstop Commitment Agreement shall control.

Terms of New Notes

Issuer:	AbitibiBowater Inc., a holding company incorporated under the laws of the United States or Canada, as formed or reorganized pursuant to the Plans (the “Company”).

Form of Offering:	The Debtors will issue rights to purchase new notes (the “New Notes”) of the Company (the “Rights”) to Eligible Holders of Eligible Claims against the Debtors in connection with the Plans (the “Rights Offering”). The Rights Offering terms are described in the Backstop Commitment Agreement.

Issue Amount:

New Notes (which collectively shall consist of §1145 Notes and Backstop Notes (each as hereinafter defined)) to be issued in an amount (the “Amount”) not to exceed the lesser of:

A) US$500 million; and

B) the sum of:

(i)     US$325 million; and

(ii)    US$1,400 million less the sum of the Available Cash (as defined below) of the Company as of the Effective Date and aggregate principal amount of term indebtedness outstanding under the Exit Financing Facilities (as described in the Plans) and any other available facilities at such time.

The Amount is subject to further reduction by the amount of Liquidity (as defined below) of the Company at the Effective Date in excess of $600 million. Any such reduction will be made as provided by the Backstop Commitment Agreement. Available Cash and Liquidity shall have the meaning set forth in the Backstop Commitment Agreement.

Purchase Price:	100% of the principal amount.

Upfront Payment:	The Company will pay to each Eligible Holder that subscribes to Rights to purchase New Notes an amount equal to 4% of the aggregate principal amount of such New Notes on the Effective Date, upon issuance of the New Notes.

Coupon:

10%, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months.

Subject to any required regulatory approval and provided no event of default has occurred and is continuing, with respect to any interest period, the Company shall have the option to pay half (i.e., 5%) of such interest by issuing additional New Notes (“PIK Notes”), provided that if the Company so elects to pay half of the coupon in PIK Notes, the portion of the coupon so payable with respect to such interest period shall be 6% rather than the 5% that would have been payable by the Company had it paid in cash.

Use of Proceeds:	The proceeds from the issuance and sale of the New Notes shall be used to fund the Debtors’ cash needs in connection with consummation of the Plans.

Closing Date:	The date of the consummation of the Plans in form and substance reasonably acceptable to the Investors and consistent with the Backstop Commitment Agreement, and this New Notes Term Sheet (the “Closing”), which date shall be the later to occur of (A) October 15, 2010 and (B) the date that is the earlier to occur of (x) December 31, 2010 and (y) the latest date on which any of the Company’s commitments for Exit Financing Facilities are scheduled to expire so long as the Company’s commitments for the Exit Financing Facilities are acceptable to Majority Investors (as defined in the Backstop Commitment Agreement).

Investors:

The Company shall offer New Notes to the Eligible Holders (such New Notes being collectively referred to as the “§1145 Notes”), with each of the Eligible Holders entitled to purchase the New Notes (such purchasing Eligible Holders, collectively, the “New Notes Investors”) on the terms set forth in the Backstop Commitment Agreement.

The Investors shall enter into agreement(s) to subscribe, in accordance with Schedule 1(h) to the Backstop Commitment Agreement, for any portion of the New Notes not subscribed for by the Eligible Holders (the “Backstop Notes”). As consideration for their commitment to subscribe for such Backstop Notes, the Investors shall be entitled to receive the payments as set forth in, and in accordance with the terms of, the Backstop Commitment Agreement.

Exemptions /Transfer:	The issuance of Rights to the creditors and the exercise of the Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code and exempt from any prospectus requirement under corresponding Canadian securities laws exemptions.

2

The amount of New Rights that each Eligible Holder may subscribe for in the Rights Offering may be decreased by the Issuer to the extent required to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

After the consummation of the Rights Offering, subject to applicable securities laws, the New Notes Investors and their respective permitted transferees shall have the right to transfer freely the §1145 Notes or the Common Shares received upon conversion of the §1145 Notes at any time.

The issuance of Backstop Notes to the Investors pursuant to the Backstop Commitment Agreement is intended to be exempt from Securities Act registration under Section 4(2) of the Securities Act and exempt from any prospectus requirement under Canadian securities laws. After consummation of the Rights Offering, the Backstop Notes may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act or any applicable state laws or pursuant to a registration statement.

Denomination:	New Notes shall be issued in a minimum denomination of US$1.00 per New Note (and integral multiples thereof).

Conversion Price:

The New Notes shall be convertible as described below into the common stock, par value $0.001 per share, of the Company (the “Common Shares”) at the Conversion Price.

The “Conversion Price” shall equal (x) $1,800 million (plus any consideration to be received upon issuance of Common Shares outstanding on a fully-diluted basis on the Effective Date after giving effect to the consummation of the Plans, other than Common Shares issuable upon conversion of the New Notes and any Common Shares issued as part of the backstop payment described below) divided by (y) the number of Common Shares outstanding on a fully diluted basis on the Effective Date after giving effect to the consummation of the Plans, other than Common Shares issuable upon conversion of the New Notes and any Common Shares issued as part of the backstop payment described below, the issuance of which would be anti-dilutive as of the Effective Date.

Maturity Date:	The New Notes will mature seven (7) years from the date of Closing (the “Issue Date”).

Guarantees:	The New Notes will be guaranteed by the wholly-owned U.S. subsidiaries of the Company (the “Guarantees”).

3

Ranking:	The New Notes and the Guarantees shall be subordinated in right of payment to the Company’s and the Guarantors’ obligations under the Company’s Exit Financing Facilities, which may include unsecured financings (or replacements or refinancings thereof), and any other unsecured or secured senior debt in an amount not to exceed $200 million in the aggregate. Except as provided in the preceding sentence, the New Notes and the Guarantees shall be pari passu in right of payment with all senior unsecured obligations of the Company or the relevant Guarantor.

Conversion Rights:

The New Notes will be convertible at the option of the holder (i) in the event of a redemption at the option of the Company, and otherwise, (ii) after the 6-month period following the Issue Date, and in each case, prior to the close of business on the earlier of the Maturity Date and the last business day immediately preceding any date fixed for redemption, into a number of Common Shares based on the Conversion Price, as adjusted from time to time. Holders of the Backstop Notes will receive restricted Common Shares under U.S. securities laws upon conversion of the Backstop Notes and will not be able to convert unless they are eligible to receive the Common Shares in accordance with applicable law.

Upon conversion, holders of New Notes will receive a separate payment for accrued and unpaid interest to, but excluding, the date of conversion, except as described below.

If New Notes are converted after a regular record date for the payment of interest, holders of record of such New Notes will receive all of the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. New Notes, upon surrender for conversion during the period beginning after any record date to the immediately following interest payment date, must be accompanied by funds equal to the amount of interest that would accrue from the date of conversion to, but excluding, the interest payment date, unless (i) such New Notes have been called for redemption by the Company or (ii) such interest payment date is the maturity date of the New Notes.

Conversion Adjustments:

The indenture will provide for the adjustment of the Conversion Price in certain events including, without limitation,

(i) the subdivision or consolidation of the outstanding Common Shares;

(ii) the issue of Common Shares or securities convertible into Common Shares by way of stock dividend or other distribution;

(iii) the issue of rights, options or warrants with an exercise period of less than 60 days to all of the holders of Common Shares entitling them to acquire Common Shares or other securities convertible into Common Shares at less than 95% of the then market price;

(iv) the distribution to all holders of Common Shares of any other securities or assets (including through a spin-off);

4

(v) the payment to all holders of Common Shares in respect of an issuer tender offer or exchange offer for Common Shares by the Company to the extent that the market value of the payment exceeds the then market price of the Common Shares on the date of expiry of the bid; and

(vi) the payment of cash dividends that exceed ordinary-course periodic dividends on the Common Shares.

Redemption:

Mandatory: In the event of an Asset Sale (to be defined) with more than $100 million of net cash proceeds from such Asset Sale, occurring within six months after the Issue Date, the Company shall apply the net cash proceeds from such Asset Sale to redeem New Notes at a price equal to 105% of the par value of the New Notes, plus accrued and unpaid interest to the redemption date; provided that (i) in the case of each such Asset Sale, the Company has minimum Liquidity, after giving effect to such Asset Sale and application of the net cash proceeds thereof, of at least $600 million, and (ii) the Company is permitted to make such redemption by the agreements governing its outstanding indebtedness, which the Company will use commercially reasonable efforts to permit such redemption, subject to compliance with the foregoing liquidity requirement.

Optional: During the period commencing on the 61st day following the Issue Date and ending on the first interest payment date, if US$100 million or less of the New Notes are outstanding, the Company may, from time to time, optionally redeem such New Notes at a price of 105% of the par value of the New Notes, plus accrued and unpaid interest to the redemption date. Otherwise, three-year non-call, callable at the greater of Market and 110% of par in year 4, 112% of par in year 5, 115% of par in year 6 and par thereafter, in each case, plus accrued and unpaid interest to the redemption date.

“Market” means a value to be determined by the Board, which will retain a nationally recognized investment bank to make a reasonable determination of market value, which will assume, among other factors, a 35% volatility and a market price for the Common Share based on the trailing 20-day VWAP on the Primary Trading Market immediately prior to the date of the notice of the call.

Fundamental Change:

Upon a Fundamental Change (as defined below), holders of the New Notes will have the right to require the Company to repurchase their New Notes, in whole or in part, at a price equal to the accreted value of the principal amount of the New Notes based on the original issue price (less the Upfront Payment) plus accrued and unpaid interest thereon to such repurchase date.

A “Fundamental Change” shall mean the occurrence of any of the following: (i) the acquisition of 50% or more of the Common Shares by any person or group, (ii) a merger, sale of all or substantially all of the Company’s assets, share exchange or recapitalization the result of which less than 50% of common equity of the continuing entity is held by holders

5

of the common equity of the Company immediately prior to such transaction, (iii) a majority of directors cease to be “continuing directors” as customarily defined, (iv) stockholders of the Company approve a plan of liquidation or dissolution of the Company, or (v) after the Common Shares are listed, they cease to be listed, provided, however, a Fundamental Change under clause (i) or (ii) shall not be deemed to have occurred if at least 90% of the consideration received or to be received by holders of Common Shares, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the Fundamental Change consists of shares of common stock, American Depositary Receipts, American Depositary Shares (or other similar instruments) traded on a national securities exchange in the United States or Canada or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “Publicly Traded Securities”) and as a result of this transaction or transactions the debentures become convertible into such Publicly Traded Securities, excluding cash payments for fractional shares.

Covenants; Events of Default:	Will contain a customary SEC and Canadian Commission reporting covenant.

Will contain events of default customary for market converts. Will permit the Company to elect that the sole remedy for a default caused by a failure to comply with the reporting covenant be the payment of additional interest on the Notes for up to 180 days, rather than acceleration.

Registration Rights for the Backstop Notes:

With respect to the Backstop Notes and the Common Shares issuable upon conversion thereof, the Company will:

•   file with SEC within 30 days after the earlier of (i) the date the Company becomes S-3 eligible (and has filed the information required by Part III of Form 10-K) and (ii) April 30, 2011, and

•   use commercially reasonable efforts to cause to become effective within 75 days after the earlier of (i) the date the Company becomes S-3 eligible (and has filed the information required by Part III of Form 10-K) and (ii) April 30, 2011, a shelf registration statement with respect to the resale of the Backstop Notes and the underlying Common Shares upon conversion of the Backstop Notes.

If the Company fails to file such shelf registration statement or register the Backstop Notes and the underlying Common Shares upon conversion of the Backstop Notes by the dates set forth above, the Company will be required to pay additional interest of 0.25% per annum to the holders of the Backstop Notes until such time as the registration statement becomes effective.

The Company will keep the registration statement effective until the date that is two years from the date of effectiveness of the registration statement.

6

Documentation and Listing:

The terms of the indenture, the form of New Notes, and other applicable documentation related to the New Notes are to be proposed by and in form and substance reasonably satisfactory to the Company and the Investors.

Company will make an application to list the Common Shares to be issued pursuant to the Plans and upon conversion or otherwise on (i) either the NASDAQ or the NYSE and (ii) the TSX.

Choice of Law:	New York.

Backstop Payment:	If as of the Effective Date the Backstop Commitment Agreement has not been terminated, the Backstop Payment shall be paid on the Effective Date in an amount equal to the greater of (x) $15 million (payable in cash) and (y) 6% of the Amount (50% paid in cash and 50% in the form of Common Shares, based on the Conversion Price).

Termination Payment:	For termination after the date on which the Bankruptcy Court approves the Termination Payment but on or before the date on which the Bankruptcy Court or the Canadian Court approves the Backstop Commitment Agreement or an alternative transaction (such date, the “Approval Date”), the Termination Payment shall be an amount (not to be less than $7.5 million) equal to the lesser of (x) $15 million and (y) 5% of the capital raised in the alternative transaction. For termination after the Approval Date but on or before October 15, 2010, the Termination Payment shall be $15 million. For termination after October 15, 2010, the Termination Payment shall be an amount equal to the greater of (x) $15 million and (y) 6% of the Amount as in effect as of October 15, 2010 (payable in cash). In each case, the Termination Payment shall be payable upon consummation of the Plans or, if applicable, consummation of the alternative transaction. Additional conditions to payment of the Termination Payment shall be specified in the Backstop Commitment Agreement.

7

Exhibit D

Plan Support Agreement

EXHIBIT D TO

BACKSTOP COMMITMENT AGREEMENT

FORM OF PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July    , 2010 by and between the following parties:

(a) The undersigned unsecured noteholder, subject to the addendum set forth on the signature page hereto, if applicable, (the “Undersigned Holder” and collectively, with the unsecured noteholders who have executed similar agreements with the Company (as defined below), each a “Plan Support Party” and collectively, the “Plan Support Parties”); and

(b) AbitibiBowater Inc., a Delaware corporation (“ABH” or the “Company”, each of the Undersigned Holder and the Company, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, on April 16, 2009 (the “Petition Date”), ABH and certain of its subsidiaries (collectively, with certain additional subsidiaries that filed on December 21, 2009, the “Chapter 11 Debtors”) commenced voluntary cases by filing petitions under chapter 11 of title 11 of the United States Code 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “U.S. Court”);

WHEREAS, on April 17, 2009, certain Chapter 11 Debtors and non-Debtor subsidiaries of ABH (collectively, the “CCAA Debtors” and, together with the Chapter 11 Debtors, the “Debtors”) applied for protection from their creditors under the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, as amended (the “CCAA”) in the Quebec Superior Court, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and, together with the U.S. Court, the “Bankruptcy Courts”);

WHEREAS, each Undersigned Holder is the holder of claims, as defined in the Bankruptcy Code or the CCAA against certain of the Debtors (whether or not asserted) arising prior to the Petition Date (collectively, the “ABH Claims”);

WHEREAS, the Parties have negotiated in good faith regarding, and now desire to implement, a financial restructuring (the “Restructuring”) of the Company on the terms and conditions set forth in the Debtors’ First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated May 24, 2010, attached hereto as Exhibit 1 (such plan, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in form and substance reasonably acceptable to the Majority Support Parties1, the “U.S. Plan”) and the First Amended Plan of Reorganization and Compromise of AbitibiBowater Inc. and Certain of its Subsidiaries under the CCAA, dated May 24, 2010, attached hereto as Exhibit 2 (such plan, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in form and substance reasonably acceptable to the Majority Support Parties, the “CCAA Plan” and, together with the U.S. Plan, the “Plans”);2

[1]

“Majority Support Parties” shall mean Plan Support Parties representing 50% or more of the aggregate face value of the Note Claims of the Plan Support Parties, at the time the relevant determination is made.

[2]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the U.S. Plan.

WHEREAS, on July [7], 2010, the U.S. Court entered an order approving a disclosure statement for the U.S. Plan (such disclosure statement, as the same may be amended, supplemented or modified from time to time in a manner consistent with the U.S. Plan, the “Disclosure Statement”);

WHEREAS, on July [    ], 2010, the Canadian Court entered an order approving the mailing of the information circular statement for the CCAA Plan (such information circular, as the same may be amended, supplemented or modified from time to time in a manner consistent with the CCAA Plan, the “Information Circular”) and procedures for voting on the CCAA Plan and holding creditor meetings in connection with the CCAA Plan (the “Circular Order”);

WHEREAS, in connection with the transactions contemplated by the Plans, the Company, certain Plan Support Parties and certain other parties (each, an “Other Investor”) have entered into that certain Backstop Commitment Agreement, dated May 24, 2010 (such agreement, as the same may be amended, supplemented or modified in accordance with the terms therein, the “Commitment Agreement”);

WHEREAS, on June [22], 2010, the U.S. Court entered an order approving the Company’s entry into the Commitment Agreement;

WHEREAS, on June [22], 2010, the Canadian Court issued an order approving the Company’s entry into the Commitment Agreement;

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with regard to the treatment of the ABH Claims under the Plans;

WHEREAS, each Party has reviewed, or has had the opportunity to review, this Agreement and the Plans with the assistance of professional legal advisors of its own choosing;

WHEREAS, the Company desires to obtain the commitment of the Undersigned Holder to support and vote to accept the Plans,3 subject to the terms and conditions set forth herein to which the Undersigned Holder is party; and

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Courts of the Plans, the following sets forth the agreement between the Parties concerning their respective obligations.

[3]	Any reference to “Plans” in this Agreement shall refer to both the U.S. Plan and the CCAA Plan or either of those Plans, as applicable.

2

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Effectuating the Restructuring.

To implement the Plans, the Parties have agreed, on the terms and conditions set forth herein, that the Company shall use its commercially reasonable efforts to:

(a)	solicit the requisite acceptances of the U.S. Plan in accordance with section 1125 of the Bankruptcy Code;

(b)	seek confirmation of the U.S. Plan as expeditiously as practicable under the Bankruptcy Code, including under section 1129(b) thereof, the Federal Rules of Bankruptcy Procedure and the U.S. Court’s local rules;

(c)	solicit the requisite acceptances of the CCAA Plan in accordance with the CCAA;

(d)	seek issuance of a sanction order with respect to the CCAA Plan as expeditiously as practicable under the CCAA and any applicable rules and guidelines; and

(e)	consummate the Plans.

Without limiting any other provision hereof, the Company hereby agrees to negotiate in good faith each of the definitive agreements and documents referenced herein, including the Plan, the Disclosure Statement, the Information Circular and the Commitment Agreement, or reasonably necessary or desirable to effectuate the transactions in connection with the Restructuring.

2. Commitments of the Undersigned Holder Under this Agreement.

(a) Voting by Undersigned Holder.

As long as a Termination Event (as defined in Section 9(a) hereof) has not occurred, or has occurred but has been duly waived (or, in the case of a breach under Section 9(a)(xi) hereof, cured) in accordance with the terms hereof, the Undersigned Holder agrees for itself and on behalf of the accounts within its control that, so long as it is the legal owner and beneficial owner with power and/or authority to bind any ABH Claims and vote on a plan of reorganization or plan of arrangement which comports with the definition of the Plans in this Agreement, following receipt of the Disclosure Statement and the Information Circular and other related solicitation materials approved by the Bankruptcy Courts, it shall be bound to, and will, timely vote its ABH Claims (and not revoke or withdraw its vote) in favor of the Plans. Notwithstanding anything to the contrary contained herein, separate and distinct client accounts maintained and any ABH Claims held by affiliates not controlled by the Undersigned Holder shall not be affected by this Agreement.

3

(b) Support of Plans.

As long as a Termination Event has not occurred, or has occurred but has been duly waived (or, in the case of a breach under Section 9(a)(xi) hereof, cured) in accordance with the terms hereof, the Undersigned Holder, agrees for itself and on behalf of the accounts within its control that, so that, so long as it remains the legal owner and beneficial owner with power and/or authority to bind any ABH Claims it will:

i.	from and after the date hereof, not directly or indirectly seek, solicit, support or vote in favor of any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of any Chapter 11 Debtor or any CCAA Debtor that could reasonably be expected to prevent, delay or impede the Restructuring of the Chapter 11 Debtors or CCAA Debtors in accordance with the Plans; provided, however, that separate and distinct client accounts maintained and any ABH Claims held by affiliates not controlled by the Undersigned Holder shall not be affected by this subsection 2(b)(i);

ii.	permit disclosure of the contents of this Agreement; provided, however, that the Company’s ability to disclose the contents of this Agreement are subject to Section 11(m) hereof; provided, further however, that separate and distinct client accounts maintained and any ABH Claims held by affiliates not controlled by the Undersigned Holder shall not be affected by this subsection 2(b)(ii);

iii.	not object to or otherwise commence any proceeding opposing any of the terms of this Agreement, the Disclosure Statement, the Information Circular, the Plans or the Commitment Agreement, except to the extent that the terms contained therein are inconsistent with the Plans;

iv.	not take any action, including, without limitation, initiate any legal proceeding, that is inconsistent with, or that could reasonably be expected to prevent, delay or impede confirmation or consummation of the Plans; and

v.	use its commercially reasonable efforts to work with the Company to meet the deadlines set forth in Sections 3(b) and 9(a) hereof.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as to prohibit any Plan Support Party from appearing as a party-in-interest in any matter to be adjudicated in the cases of the Chapter 11 Debtors or the cases of the CCAA Debtors, including, but not limited to asserting any claims, counterclaims, or defenses, so long as such appearance and the positions advocated in connection therewith are consistent with the Plans, the Disclosure Statement or the Information Circular and are not for the purpose of hindering, delaying or preventing the confirmation or consummation of the Plans and the Restructuring contemplated thereby.

4

(c) Transfer (as defined below) of Claims, Interests and Securities.

The Undersigned Holder hereby agrees, until this Agreement shall have terminated, not to (i) sell, assign, transfer, pledge or otherwise dispose of, directly or indirectly (each such disposition, a “Transfer”), all or any of its ABH Claims, including any voting rights associated with such ABH Claims, or (ii) grant any proxies, deposit any of its ABH Claims into a voting trust or enter into a voting agreement with respect to any of its ABH Claims, unless, in each case, the counterparty thereof either is a Plan Support Party or agrees for the benefit of the Parties (a) to be bound by all of the terms of this Agreement and (b) to assume the rights and obligations of the Undersigned Holder under this Agreement, by executing the Joinder attached hereto as Exhibit 3, a copy of which shall be provided to the Company (each such transferee becoming, upon the Transfer, an Undersigned Holder hereunder) promptly, but in any event within three (3) business days after the Transfer. By its acknowledgement of written notice of the relevant Transfer, or five (5) business days after a copy of any Joinder is provided to the Company, the Company shall be deemed to have acknowledged that its obligations to the Undersigned Holder hereunder shall be deemed to constitute obligations in favor of the relevant transferee as an Undersigned Holder hereunder. Any Transfer of any ABH Claim that does not comply with the procedure set forth in the first sentence of this Subsection 2(c) shall be deemed void ab initio. With respect to the Note Claims (as defined below) held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of the Undersigned Holder set forth in Section 2(e) and Section 4 of this Agreement to the Company; provided, however, the restrictions contained in this subsection 2(c) do not apply to transactions in the Undersigned Holder’s ordinary course broker-dealer business, unless such broker-dealer business acquired an ABH Claim from a Plan Support Party or sold an ABH Claim to a Plan Support Party.

(d) Further Acquisition of ABH Claims.

This Agreement shall in no way be construed to preclude the Undersigned Holder or any of its respective subsidiaries from acquiring additional ABH Claims; provided that any such additional ABH Claims acquired by the Undersigned Holder shall automatically be deemed to be subject to the terms of this Agreement and, to the extent that the Undersigned Holder acquires additional Note Claims (defined below), the representations set forth in Section 2(e) hereof shall be deemed to have been made with respect to any such Note Claims acquired after the date hereof. Upon the request of the Company, the Undersigned Holder shall, within five (5) business days of such request, provide the Company with an updated list of all ABH Claims that it holds at that time, subject to any applicable confidentiality restrictions and applicable law; provided, however, the restrictions contained in this subsection 2(d) do not apply to transactions in the Undersigned Holder’s ordinary course broker-dealer business, unless such broker-dealer business acquired an ABH Claim from a Plan Support Party or sold an ABH Claim to a Plan Support Party.

5

(e) Representation of the Undersigned Holder’s Holdings.

The Undersigned Holder represents that, as of the date hereof:

i.	it is the legal owner, beneficial owner (directly or indirectly) and/or the nominee, investment manager or advisor for the legal or beneficial holders of such ABH Claims set forth on its respective signature page that are Claims in Class 6 of the U.S. Plan and Claims in the Affected Unsecured Creditor Classes of the CCAA Plan (collectively, the “Note Claims”);

ii.	there are no Note Claims of which it is the legal owner, beneficial owner and/or investment manager or advisor for the legal or beneficial owner that are not listed on its respective signature page unless the Undersigned Holder does not possess the full power to vote and dispose of such Note Claims;

iii.	other than pursuant to this Agreement, such Note Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way the Undersigned Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

iv.	it has full power to vote, dispose of and compromise the aggregate principal amount of the Note Claims.

3. The Company’s Responsibilities.

(a) Other Support Agreements.

The Company represents and warrants that, if it has entered into (or concurrently herewith is entering into) restructuring agreements, plan support or lock-up agreements (collectively, the “Other Support Agreements”) with other parties supporting the Plans (each, an “Other Support Agreement Party,” and collectively, the “Other Support Agreement Parties”), the Other Support Agreements are materially similar to this Agreement and, in any event, the terms and conditions thereof do not have a material adverse affect on the Undersigned Holder.

(b) Implementation of the Plans.

The Company shall use its commercially reasonable efforts to:

i.	effectuate and consummate the Restructuring on the terms described in the Plans;

ii.	obtain from the U.S. Court an order confirming the U.S. Plan, which order shall be in form and substance materially consistent with the U.S. Plan and reasonably acceptable to the Majority

6

Support Parties (the “Confirmation Order”) and cause the Confirmation Order to be entered by the U.S. Court no later than October 15, 2010;

iii.	obtain from the Canadian Court an order sanctioning the CCAA Plan, which order shall be in form and substance materially consistent with the CCAA Plan and reasonably acceptable to the Majority Support Parties (the “Sanction Order”) and cause the Sanction Order to be entered by the Canadian Court no later than October 15, 2010;

iv.	cause the Effective Date of the U.S. Plan to occur no later than October 29, 2010;

v.	cause the Implementation Date (as defined in the CCAA Plan) of the CCAA Plan to occur no later than October 29, 2010; and

vi.	take no actions that are materially inconsistent with this Agreement, the Commitment Agreement, or the Plans or the expeditious effectuation and consummation of the Plans, or would discriminate unfairly as to creditors holding Class 6 Claims under the U.S. Plan.

(c) Notification to the Plan Support Parties of Alternative Transaction.

If at any time the Company’s board of directors determines that it shall pursue of an alternative transaction, sale, merger, consolidation, restructuring, reorganization, disposition, liquidation or dissolution (each an “Alternative Transaction”), the Company shall promptly notify the Plan Support Parties in writing regarding such Alternative Transaction.

4. Mutual Representations and Warranties

The Undersigned Holder makes the following representations and warranties (as to itself only) to the Company, and the Company makes the following representations and warranties (as to itself and on behalf of each of its subsidiaries), in each case, as of the date of this Agreement and each of which is a continuing representation and warranty until the earlier of (i) the occurrence of a Termination Event and (ii) the Effective Date or the Implementation Date (as defined in the CCAA Plan), as applicable:

(a) Enforceability.

Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and applicable Canadian law, this Agreement is a legal, valid and binding obligation of the Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Courts.

7

(b) No Consent or Approval.

Except as expressly provided in this Agreement, no consent or approval is required by any other entity in order for it to execute and deliver and to carry out the provisions of this Agreement.

(c) Power and Authority.

It has and shall maintain all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and the Plans.

(d) Authorization.

The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e) No Conflicts.

The execution, delivery and performance of this Agreement does not: (i) violate any provision of law, rule or regulations applicable to it; (ii) violate its certificate of incorporation, bylaws or other organizational documents; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party.

(f) Corporate Standing.

Each Party is duly organized, validly existing, and in good standing under the laws of the state or province of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(g) Fiduciary Duty.

Each Party is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

5. Supporting Noteholders/Cooperation.

Without limiting any other provision hereof, the Undersigned Holder hereby agrees to (a) negotiate in good faith the definitive agreements and documents reasonably necessary or desirable to implement the Restructuring, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Plans and (b) act in good faith to support the implementation and documentation of the Restructuring. Without limiting the generality of the foregoing, the Company shall, except where it is not reasonably practicable, provide draft copies of all motions or applications and other documents related to the Plans and/or the Exit Financing Facilities that the Company intends to file with the U.S. Court and/or the Canadian Court to counsel designated by each Plan Support Party within (3) three business

8

days prior to the date when the Company intends to file any such document and shall consult in good faith with such counsel designated by each Plan Support Party regarding the form and substance of any such proposed filing with the Bankruptcy Courts.

6. No Waiver of Participation and Preservation of Rights.

If the transactions contemplated by the Plans are not consummated as provided therein or if this Agreement is terminated, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights and remedies under applicable law and in equity.

7. Cooperation.

The Undersigned Holder will (a) negotiate in good faith regarding the definitive documentation necessary to implement the Restructuring, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Plans, and (b) act in good faith to support the implementation and consummation of the Restructuring. The Company shall use commercially reasonable efforts to keep the Plan Support Parties reasonably informed with respect to the implementation and consummation of the Restructuring and all material developments related thereto.

8. Acknowledgement.

This Agreement, the Plans and the transactions contemplated herein and therein are the product of negotiations between the Parties and their respective representatives. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of a plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or a plan of compromise for the purposes of the CCAA or otherwise. The Company will not solicit acceptances of the Plans from the Undersigned Holder in any manner inconsistent with the Bankruptcy Code, the CCAA or applicable nonbankruptcy law. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

9. Termination.

(a) Termination Events.

The term “Termination Event,” wherever used in this Agreement, means any of the following events (whatever the reason for such Termination Event and whether it is voluntary or involuntary):

i.	the Company’s board of directors determines, in its sole discretion, that continued pursuit of either or both of the Plans is inconsistent with its fiduciary duties or that either or both of the Plans is no longer confirmable or feasible;

9

ii.	the Company files, supports or endorses a plan of reorganization, a plan of liquidation or a plan of compromise that is materially inconsistent with the Plans;

iii.	a Confirmation Order reasonably acceptable to the Company and the Majority Support Parties is not entered by the U.S. Court on or before the later of (x) October 15, 2010 and (y) the latest date on which the Company’s commitments for the Exit Financing Faculties expire;

iv.	a Sanction Order reasonably acceptable to the Company and the Majority Support Parties is not issued by the Canadian Court on or before the later of (x) October 15, 2010 and (y) the latest date on which the Company’s commitments for the Exit Financing Faculties expire;

v.	the Effective Date or the Implementation Date (as defined in the CCAA Plan) does not occur by December 31, 2010;

vi.	the case of any material Chapter 11 Debtor, or of any group of Chapter 11 Debtors that collectively are material, is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

vii.	the case of any material CCAA Debtor, or of any group of CCAA Debtors that collectively are material, is dismissed or converted to a liquidating bankruptcy case under applicable Canadian bankruptcy law;

viii.	the Confirmation Order or the Sanction Order is reversed on appeal or vacated;

ix.	the U.S. Court shall enter an order in the case of any material Chapter 11 Debtor, or in the cases of a group of Chapter 11 Debtors that collectively are material, appointing (a) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (b) a responsible officer, or (c) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of section 1106(a)) under section 1106(b) of the Bankruptcy Code;

x.	a trustee, receiver, receiver and manager or liquidator is appointed in the case of any material CCAA Debtor, or in the cases of a group of CCAA Debtors that collectively are material, under applicable Canadian law;

xi.	any Party has breached any material provision of this Agreement, and any such breach has not been duly waived or cured within five (5) business days of written notice by another Party to the Company and the breaching Party of such breach; provided, that if any Plan Support Party shall breach its obligations pursuant to this Agreement or any similar agreement executed by a Plan Support Party, a Termination Event arising as a result of such act or omission shall only give rise to a termination of the breaching Plan Support Party’s Agreement;

10

xii.	the Company (a) withdraws either or both of the Plans or (b) publicly announces its intention not to support either or both of the Plans;

xiii.	any material change to the Plans shall have been made, or any exhibit, supplement, schedule or related or ancillary agreement or instrument or any amendment, modification, consent or waiver to any of the foregoing shall have been agreed to, entered into, executed and delivered, or filed with the Bankruptcy Courts or otherwise given effect pursuant to which (a) general unsecured creditors will receive a distribution of securities other than the New ABH Common Stock proposed to be distributed pursuant to the Plans or (b) the New ABH Common Stock to be distributed to general unsecured creditors, as allocated between the separate entity groupings within the Company’s corporate structure based on historic operations (such groupings, as defined in the Disclosure Statement, the “Abitibi/D-Corp Companies” and the “Bowater Companies,” respectively), will be distributed other than 60% of the New ABH Common Stock to be distributed to unsecured creditors of the Bowater Companies and 40% of the New ABH Common Stock to be distributed to unsecured creditors of the Abitibi/D-Corp Companies and, in each case, such change is not acceptable to the Undersigned Holder;

xiv.	occurrence of the Termination Event described in Section 9(c) below;

xv.	any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated in the Plans, the Commitment Agreement or any of the related documentation or ancillary agreements in a way that cannot be reasonably remedied by the Company subject to the reasonable satisfaction of the Majority Support Parties;

xvi.	if the Company or any party in interest obtains standing to assert, and files an objection or initiates a contested matter or adversary proceeding with the Bankruptcy Courts (or any other court) challenging an unsecured claim of any of the Undersigned Holders; or

xvii.

excluding the occurrence of a material change to the Plans as described in Section 9(c) hereof, any other material change to the Plans, or any exhibit, supplement, schedule or related or ancillary agreement or instrument thereto, or the Company shall have agreed to, entered into, executed and delivered, or filed with either the

11

U.S. Court or the Canadian Court, any amendment, modification, consent or waiver to any of the foregoing, unless such material change is acceptable to the Majority Support Parties.

The foregoing Termination Events are intended solely for the benefit of the Company and each Undersigned Holder; provided that neither the Company nor any Plan Support Party may seek to terminate this Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of their own actions or omissions that were in violation of this Agreement.

(b) Termination Event Procedures.

i.	This Agreement shall automatically terminate and be of no further force or effect upon the first to occur of the Termination Events contemplated by any of clauses (v), (vi), (vii), (ix) or (x) of Section 9(a) hereof. In the event of a Termination Event contemplated by clause (xiv) of Section 9(a) hereof, this Agreement shall terminate upon written notice to the Company in accordance with Section 9(c)(iii) hereof.

ii.	Except as set forth in clause (i) of Section 9(b) hereof and subject to the last sentence of Section 9(a) hereof, this Agreement shall terminate and be of no further force or effect upon written notice to the Plan Support Parties by the Company upon the occurrence of any Termination Event (and with respect to clause (xi) of Section 9(a), due to a breach by the Undersigned Holder that has not been cured); provided, that if any Plan Support Party shall breach its obligations pursuant to this Agreement or any similar agreement executed by a Plan Support Party, a Termination Event arising as a result of such act or omission shall apply only to the breaching Plan Support Party.

iii.

Except as set forth in clause (i) of Section 9(b) hereof and subject to the last sentence of Section 9(a) hereof, this Agreement shall terminate and be of no further force or effect upon written notice to the Company by the Undersigned Holder upon the occurrence of any Termination Event, except where the Termination Event is conditioned upon the approval or acceptance of the Majority Support Parties in which event this Agreement shall terminate and be of no further force or effect upon written notice to the Company by the Majority Support Parties (and with respect to clause (xi) of Section 9(a), due to a breach by the Company that has not been cured). The Parties hereby waive any requirement under section 362 of the Bankruptcy Code or the CCAA to lift the automatic stay thereunder and the stay of proceeding in effect under the CCAA in connection with giving any such notice and effecting such termination (and agree not to object to any non-breaching Party seeking to lift the automatic stay or the CCAA stay in connection

12

with giving any such notice and effecting such termination, if necessary); provided, that if any Plan Support Party shall breach its obligations pursuant to this Agreement or any similar agreement executed by a Plan Support Party, a Termination Event arising as a result of such act or omission shall apply only to the breaching Plan Support Party.

iv.	Any such termination (or partial termination) of the Agreement shall not restrict the Parties’ rights and remedies for any breach of the Agreement by any Party, including, but not limited to, pursuant to the reservation of rights set forth herein.

(c)(i) There shall be a Termination Event if there is a material change to the percentage of New ABH Common Stock to be distributed to the Undersigned Holder as described in subsection (c)(ii) below, unless such material change has been mandated by an order of the Bankruptcy Courts over the objection or motion for disallowance by the Company or the Undersigned Holder.

(ii) To determine whether there has been a material change to the percentage of New ABH Common Stock to be distributed to the Undersigned Holder, no later than three (3) days after the Confirmation Hearing, the Company shall deliver to the Undersigned Holder a certificate of a responsible officer (the “Recovery Certificate”) of the Company that includes:

a.	A good faith statement of the total percentage of New ABH Common Stock reasonably expected to be received on the Effective Date by the Undersigned Holder on account of Claims in Class 6 of the U.S. Plan and Claims in the Affected Unsecured Creditor Classes of the CCAA Plan, predicated upon the analysis set forth (on a per bond issuance basis) on Exhibit 4 hereto (the total percentage of New ABH Common Stock set forth on the Exhibit 4 hereto for each applicable bond issuance, the “Fixed Percentage”) and after giving effect to the Disputed Claims Reserve (as defined in the Plans);

b.	A representation to the Undersigned Holder that the Company reasonably believes in good faith that the total percentage of New ABH Common Stock expected to be received by the Undersigned Holder on account of the Undersigned Holder’s relevant Claim(s) as of the Final Distribution Date (as defined in the U.S. Plan) will be the percentage stated in the certificate (the “Ultimate Recovery”), it being understood that the Company shall calculate the Ultimate Recovery using the same formula and methodology used to calculated the Fixed Percentage; and

c.	A comparison of the Ultimate Recovery against the Fixed Percentage, along with an explanation of Claims included in calculating the Ultimate Recovery that were mandated by an order of the Bankruptcy Courts over the objection or motion for disallowance by the Company or the Undersigned Holder.

(iii) If the Recovery Certificate delivered by the Company demonstrates that (A) the Ultimate Recovery is lower than the Fixed Percentage by more than five percent (5%) of the Fixed Percentage and (B) such reduced recovery is caused by additional allowed Claims (other

13

than Claims mandated by an order of the Bankruptcy Courts over the objection or motion for disallowance by the Company or the Undersigned Holder), then a Termination Event shall have occurred and the Undersigned Holder shall have the right to terminate this Agreement pursuant to section 9(b)(iii) hereof no earlier than three (3) days after delivery of the Recovery Certificate.

10. Fees and Expenses

The Company shall reimburse or pay, as the case may be, the documented fees and out-of-pocket expenses reasonably incurred on or before the Effective Date by each Plan Support Party payable to Shearman & Sterling LLP, Kramer Levin Naftalis & Frankel LLP and Torys LLP and up to $50,000 per Plan Support Party for fees and out-of-pocket expenses incurred by one counsel to a Plan Support Party arising under or related to this Agreement, through and including the date of termination of this Agreement within ten days of presentation of an invoice. The Company’s obligation to pay such fees and expenses incurred on or before the Effective Date shall survive termination of this Agreement.

11. Miscellaneous Terms.

(a) Binding Obligation; Assignment.

Binding Obligation. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and applicable sections of the CCAA and other applicable Canadian law, upon execution of this Agreement by the Company and the Undersigned Holder, which shall occur promptly, but in any event within two (2) business days after the later of (a) entry of an order by the U.S. Court approving the Disclosure Statement, (b) issuance by the Canadian Court of the Circular Order; (c) entry of an order by the U.S. Court approving this Agreement; or (d) entry of an order by the Canadian Court approving this Agreement, this Agreement shall be a legally valid and binding obligation of the Parties, enforceable in accordance with its terms, and shall inure to the benefit of the Parties and their representatives. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement shall not be effective until after the U.S. Court has entered an order approving the Disclosure Statement and the Canadian Court has issued the Circular Order. Unless terminated pursuant to Section 9 hereof, this Agreement shall continue to be in full force and effect as of the Effective Date. Nothing in this Agreement, express or implied, shall give to any entity, other than the Parties and their respective successors or permitted assigns, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided in Section 2(c) hereof, and any purported assignment or transfer in violation of Section 2(c) shall be null and void ab initio.

(b) Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements of the Parties expressed herein.

14

(c) Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

(d) Governing Law.

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITH APPLICABLE CANADIAN AND UNITED STATES BANKRUPTCY LAW. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in the U.S. Court.

(e) Waiver of Jury Trial

Each Party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of the Undersigned Holder or any of its affiliates in the negotiation, performance or enforcement of this Agreement.

(f) Remedies

The Parties hereby acknowledge that the rights of the Parties under this Agreement are unique and that remedies at law for breach or threatened breach of any provision of this Agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this Agreement, in addition to any remedies at law, the Parties shall, without posting any bond, be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the Parties hereby waive any objection to the imposition of such relief.

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(g) Complete Agreement, Interpretation and Modification.

i.	Complete Agreement. This Agreement, the Plans and the other agreements, exhibits and other documents referenced herein and therein constitute the complete agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, between or among the Parties with respect thereto; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof;

15

ii.	Interpretation. This Agreement is the product of good faith negotiation by and among the Parties. Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner. There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.

iii.	Modification of this Agreement. This Agreement may only be modified, altered, amended or supplemented by an agreement in writing signed by the Company and the Undersigned Holder.

(h) Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Plan Support Party has any duty of trust or confidence in any form with any other Plan Support Party, and there are no commitments among or between them. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.

(i) Execution of this Agreement.

This Agreement may be executed and delivered (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

(j) Settlement Discussions.

Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement. Notwithstanding the foregoing, this Agreement may be filed with the Courts.

(k) Continued Banking Practices.

Notwithstanding anything herein to the contrary, the Plan Support Parties and their affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing (including exit financing), equity capital or other services (including financial advisory services) to the Company or any affiliate of the Company or any other person, including, but not limited to, any person proposing or entering into a transaction related to or involving the Company or any affiliate thereof.

16

(l) Consideration.

The Company and the Undersigned Holder hereby acknowledge that no consideration, other than that specifically described herein and in the Plans, shall be due or paid to the Undersigned Holder for its agreement to vote to accept the Plans (or any other plan or reorganization or plan of arrangement) in accordance with the terms and conditions of this Agreement, other than the Company’s representations, warranties and agreement to use its commercially reasonable best efforts to seek to effectuate and consummate the Plans.

(m) Confidentiality

The Company agrees to keep confidential the amount of Note Claims held (beneficially or otherwise) by each Plan Support Party, except to the extent required by applicable law or unless otherwise agreed to in writing with a Plan Support Party (and then, only with respect to such agreeing Plan Support Party’s holdings). Notwithstanding the foregoing, the Company shall not be required to keep confidential the aggregate holdings of the Plan Support Parties.

(n) Notices.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

i.	If to the Company, to:

AbitibiBowater Inc.
1155 Metcalfe Street, Suite 800
Montreal (Quebec), Canada H3B 5H2
	Attention:	Chief Legal Officer
	Facsimile:	(514) 394-3644

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Kelley A. Cornish
Alice Belisle Eaton
	Facsimile:	(212) 757-3990

— and –

Stikeman Elliott LLP
1155, boul. René-Lévesque Ouest, 40e étage
Montréal, QC H3B 3V2
	Attention:	Marc Barbeau
Sean Dunphy
	Facsimile:	(514) 397-3222

17

ii.	If to the Undersigned Holder or a transferee thereof, to the addresses or facsimile numbers set forth below following the Undersigned Holder’s signature (or as directed by any transferee thereof), as the case may be, with copies (which shall not constitute notice) to:

Fairfax Financial Holdings Ltd. 95 Wellington Street West, Suite 800
Toronto, ON, M5J 2N7, Canada
	Attn:	Paul Rivett
	Telephone:	(416) 367-4942
	Facsimile:	(416) 367-2201

Avenue Investments, L.P.
535 Madison Avenue, 15th Floor
New York, NY 10022
	Attn:	Matthew Kimble and Stephen Burnarzian
	Telephone:	(212) 878-3500
	Facsimile:	(212) 878-3545

Steelhead Partners
1301 First Avenue, Suite 201
Seattle, WA 98101
	Attn:	J.D. Kritser and Carol Lokey
	Telephone:	(206) 689-2436
	Facsimile:	(206) 689-2451

Paulson & Co., Inc.
1251 Avenue of the Americas, 50th Floor
New York, NY 10020
	Attn:	Ty Wallach
Daniel B. Kamensky
	Telephone:	(212) 813-6811
	Facsimile:	(212) 977-9505

Whitebox Advisors
3033 Excelsior Boulevard, Suite 300
Minneapolis, MN 55416
	Attn:	Pete Wiley
	Telephone:	(612) 253-6021
	Facsimile:	(612) 253-6151

18

Barclays Capital
Distressed & Special Situations
745 Seventh Avenue
New York, NY 10019
	Attn:	Andrew L. Chan
Timothy Bass
	Telephone:	(212) 412-6704
	Facsimile:	[ ]

JP Morgan Securities, Inc.
Credit Trading
383 Madison Ave, 37th floor
New York, NY 10179
	Attn:	Jeffrey L. Panzo
	Telephone:	(212) 834-5857
	Facsimile:	(212) 270-4074

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
	Attn:	Douglas Bartner
Edmund M. Emrich
	Telephone:	(212) 848-4000
	Facsimile:	(212) 848-7179

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
	Attn:	John Bessonette
Douglas H. Mannal
	Telephone:	(212) 715-9100
	Facsimile:	(212) 878-3545

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176
	Attn:	Philip S. Gross and Christopher P. Davis
	Telephone:	(212) 986-6000
	Facsimile:	(212) 986-8866

iii.	Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

19

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

ABITIBIBOWATER INC.

By:

Title:

[Signature Page to Plan Support Agreement]

[INSERT ENTITY NAME HERE]

By:
Name: Title:

Claims in the Affected Unsecured Creditor
Classes of the CCAA Plan:

Claims in Class 6 of the U.S. Plan:

Other Claims:

Notwithstanding anything to the contrary in this Plan Support Agreement, this Agreement applies only to the Credit Trading group of [_signing entity_] (the “Credit Trading Group”) and their ABH Claims in the aggregate principal amount(s) set forth below the signature of [_signing entity_], on behalf of, and with respect to, the Credit Trading Group. Accordingly, the terms “Undersigned Holder” and “Party” for all purposes of this Agreement mean and refer to only the Credit Trading Group and such business units’ holdings of the ABH Claims in the principal amount (s) set forth below the signature of [_signing entity_]. For the avoidance of doubt, this Agreement does not apply to (i) ABH Claims, securities, loans, other obligations or any other interests in the Company that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or affiliate of, [_signing entity_], (ii) any credit facilities to which [_signing entity_] or any of its affiliates (“[_ affiliates defined term_]”) is a party in effect as of the date hereof, (iii) any new credit facility, amendment to an existing credit facility, or debt or equity securities offering involving [_affiliates defined term_], (iv) any direct or indirect principal activities undertaken by any [_affiliate defined term_] entity engaged in the venture capital, private equity or mezzanine businesses, or portfolio companies in which they have investments, (v) any ordinary course sales and trading activity, provided that ABH Claims owned as of the date of execution of this Plan Support Agreement shall be subject to the terms of the Plan Support Agreement, (vi) any [_affiliates defined term_] entity or business engaged in providing private banking or investment management services or (vii) any ABH Claims or related claims that may be beneficially owned by non-affiliated clients of [_signing entity_] or any of its affiliates.

[Signature Page to Plan Support Agreement]

EXHIBIT 1

U.S. PLAN

See Exhibit A to the Commitment Agreement.

EXHIBIT 2

CCAA Plan

See Exhibit B to the Commitment Agreement.

EXHIBIT 3

FORM OF JOINDER

This Joinder to the PLAN SUPPORT AGREEMENT (“Agreement”), dated as of July [    ], 2010 between AbitibiBowater Inc. (“AbitibiBowater” or the “Company”) and the Undersigned Holder4 (collectively, the “Plan Support Parties”), is executed and delivered by                      (the “Joining Party”) as of             , 2010.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex 1 (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Plan Support Party” and a “Party” for all purposes under the Agreement.

2. Representations and Warranties. With respect to the Note Claims set forth below and all related rights and causes of action arising out of or in connection with or otherwise relating to such Note Claims, the Joining Party hereby makes the representations and warranties of the Plan Support Parties set forth in the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York.

[4]	Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

EXHIBIT 4

Ownership and Recovery Analysis

In re AbitibiBowater, Inc.	Exhibit 4 to Plan Support Agreement

Ownership Analysis - Summary (prepared as of May 24, 2010)

Note: The Plans provide for a fixed percentage of equity in Reorganized ABH to be allocated to each Chapter 11 Debtor and CCAA Debtor (collectively, the “Debtors”), for distribution to the unsecured creditors of each Debtor pursuant to the claims treatment provisions of the Plans. Based on the current claims estimates for each Debtor reflected in the claims distribution model prepared by Blackstone, this chart illustrates the fixed percentages of equity in Reorganized ABH anticipated to be distributed to each Debtor and the allocation of equity to unsecured creditors of that Debtor. The current claims estimates incorporated in this analysis are based on claims as of April 6, 2010. The current claims estimates (which include a 10% cushion on claims other than bond and note claims) exclude (i) modifications to the estimate of employee claims based upon claims asserted in connection with the April 7, 2010 Claims Bar Date and (ii) any rejection damage claims that may be asserted for contract rejection claims arising after April 6, 2010. Further, the schedule does not reflect more recent claims information filed by the Monitor after April 6, 2010. The Debtors reserve all rights with respect to the allowed amounts of all claims and actual claim amounts will vary from the estimates used to prepare this chart. Any changes to claims estimates will impact the allocation of equity to unsecured creditors at each Debtor and the equity percentages described in this chart will be modified as claims against each Debtor are determined and allowed or proven. The percentage of New ABH Common Stock is subject to Dilution as described in the Plans.

	Total		ABH		BI		BNS		BCFPI		ACI		D-Corp
	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock
Unsecured
7.95% Notes	$620	12.61%	$—	—	$620	12.61%	$—	—	$—	—	$—	—	$—	—
8.85% Debentures	458	3.86%	—	—	—	—	—	—	—	—	458	3.86%	—	—
8.375% Notes	471	3.96%	—	—	—	—	—	—	—	—	471	3.96%	—	—
6.5% Notes	409	8.15%	—	—	409	8.15%	—	—	—	—	—	—	—	—
8.55% Notes	402	3.39%	—	—	—	—	—	—	—	—	402	3.39%	—	—
8% Convertible Notes	384	7.78%	384	0.12%	384	7.66%	—	—	—	—	—	—	—	—
6% Notes	357	3.01%	—	—	—	—	—	—	—	—	357	3.01%	—	—
15.5% Exchange Notes	305	12.55%	—	—	—	—	—	—	—	—	305	4.57%	305	7.97%
8.5% Debentures	254	2.14%	—	—	—	—	—	—	—	—	254	2.14%	—	—
9% Debentures	253	5.04%	—	—	253	5.04%	—	—	—	—	—	—	—	—
7.5% Debentures	260	2.19%	—	—	—	—	—	—	—	—	260	2.19%	—	—
9.375% Debentures	206	4.11%	—	—	206	4.11%	—	—	—	—	—	—	—	—
7.75% Notes	205	1.73%	—	—	—	—	—	—	—	—	205	1.73%	—	—
0% Debentures	11	0.08%	—	—	—	—	—	—	—	—	11	0.08%	—	—
7.875% Notes	8	0.33%	—	—	—	—	—	—	—	—	8	0.33%	—	—
UDAG Loan	5	0.03%	—	—	—	—	5	0.03%	—	—	—	—	—	—
Other Unsecured Notes - BI(1)	503	10.03%	—	—	503	10.03%	—	—	—	—	—	—	—	—
Other Unsecured Notes - BCFPI(2)	209	3.15%	—	—	—	—	—	—	209	3.15%	—	—	—	—
Other Unsecured Notes - ACI(3)	326	2.75%	—	—	—	—	—	—	—	—	326	2.75%	—	—
Accounts Payable	251	1.65%	15	0.00%	20	0.33%	6	0.07%	40	0.60%	164	0.61%	6	0.03%
Rejection Claims	646	4.35%	36	0.01%	10	0.21%	2	0.03%	113	1.68%	373	1.34%	112	1.08%
Employee Claims	297	3.08%	21	0.01%	68	1.35%	0	0.00%	91	1.36%	108	0.27%	10	0.09%
Other Unsecured Claims	328	4.03%	11	0.00%	162	3.05%	13	0.19%	21	0.31%	93	0.26%	28	0.21%

Total			$466	0.15%	$2,635	52.54%	$26	0.33%	$474	7.10%	$3,795	30.49%	$461	9.41%

(1)	Includes the following unsecured notes: 7.75% Recycling Facilities Revenue Bond, 9.5% Debentures, 7.4% Recycling Facilities Bond, 7.4% Pollution Control Bond, and 7.625% Recycling Facilities Bond and the Floating Rate Senior Notes.
(2)	Includes the following unsecured notes: 10.85% Debentures, 10.6% Unsecured Notes, 10.5% Unsecured Notes, 10.26% Unsecured Notes, and 10.625% Unsecured Notes.
(3)	Includes the following unsecured notes: 7.4% Debentures, Unsecured Floating Rate Notes and EDC Letter of Credit Facility.

The Blackstone Group	1 of 3

In re AbitibiBowater, Inc.	Exhibit 4 to Plan Support Agreement

Ownership Analysis - B-Side (perpared as of May 24, 2010)

Note: The Plans provide for a fixed percentage of equity in Reorganized ABH to be allocated to each Chapter 11 Debtor and CCAA Debtor (collectively, the “Debtors”), for distribution to the unsecured creditors of each Debtor pursuant to the claims treatment provisions of the Plans. Based on the current claims estimates for each Debtor reflected in the claims distribution model prepared by Blackstone, this chart illustrates the fixed percentages of equity in Reorganized ABH anticipated to be distributed to each Debtor and the allocation of equity to unsecured creditors of that Debtor. The current claims estimates incorporated in this analysis are based on claims as of April 6, 2010. The current claims estimates (which include a 10% cushion on claims other than bond and note claims) exclude (i) modifications to the estimate of employee claims based upon claims asserted in connection with the April 7, 2010 Claims Bar Date and (ii) any rejection damage claims that may be asserted for contract rejection claims arising after April 6, 2010. Further, the schedule does not reflect more recent claims information filed by the Monitor after April 6, 2010. The Debtors reserve all rights with respect to the allowed amounts of all claims and actual claim amounts will vary from the estimates used to prepare this chart. Any changes to claims estimates will impact the allocation of equity to unsecured creditors at each Debtor and the equity percentages described in this chart will be modified as claims against each Debtor are determined and allowed or proven. The percentage of New ABH Common Stock is subject to Dilution as described in the Plans.

	ABH		BI								BNS						BCFPI
	ABH		BI		Bowater America		BCFC		Remaining BI		Bowater Alabama		Bowater Newsprint South Ops		Remaining BNS		BCFPI		Bowater Maritimes		Remaining BCFPI
	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock	Claim	% of New ABH Com- mon Stock
Unsecured
7.95% Notes	$—	—	$620	12.37%	$—	—	$620	0.24%	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—
8.85% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
8.375% Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
6.5% Notes	—	—	409	8.15%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
8.55% Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
8% Convertible Notes	384	0.12%	384	7.66%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
6% Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
15.5% Exchange Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
8.5% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
9% Debentures	—	—	253	5.04%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
7.5% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
9.375% Debentures	—	—	206	4.11%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
7.75% Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
0% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
7.875% Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
UDAG Loan	—	—	—	—	—	—	—	—	—	—	—	—	5	0.03%	—	—	—	—	—	—	—	—
Other Unsecured Notes—BI(1)	—	—	503	10.03%	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes—BCF	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	209	3.15%	—	—	—	—
Other Unsecured Notes—ACI(3	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Accounts Payable	15	0.00%	16	0.31%	4	0.01%	0	—	—	—	4	0.06%	1	0.01%	0	0.00%	39	0.59%	1	0.00%	—	—
Rejection Claims	36	0.01%	10	0.20%	0	0.01%	—	—	—	—	2	0.03%	—	—	—	—	109	1.64%	4	0.03%	—	—
Employee Claims	21	0.01%	68	1.35%	1	—	0	—	—	—	0	0.00%	—	—	—	—	90	1.35%	1	0.01%	—	—
Other Unsecured Claims	11	0.00%	138	2.75%	17	0.31%	—	—	7	0.02%	11	0.18%	2	0.01%	—	—	21	0.31%	0	0.00%	0	0.00%

Total	$466	0.15%	$2,605	51.97%	$22	0.32%	$620	0.24%	$7	0.02%	$17	0.27%	$8	0.06%	$0	0.00%	$468	7.05%	$5	0.05%	$0	0.00%

(1)	Includes the following unsecured notes: 7.75% Recycling Facilities Revenue Bond, 9.5% Debentures, 7.4% Recycling Facilities Bond, 7.4% Pollution Control Bond, and 7.625% Recycling Facilities Bond and the Floating Rate Senior Notes.
(2)	Includes the following unsecured notes: 10.85% Debentures, 10.6% Unsecured Notes, 10.5% Unsecured Notes, 10.26% Unsecured Notes, and 10.625% Unsecured Notes.
(3)	Includes the following unsecured notes: 7.4% Debentures, Unsecured Floating Rate Notes and EDC Letter of Credit Facility.

The Blackstone Group	2 of 3

In re AbitibiBowater, Inc.	Exhibit 4 - Plan Support Agreement

Ownership Analysis - A-Side (prepared as of May 24, 2010)

Note: The Plans provide for a fixed percentage of equity in Reorganized ABH to be allocated to each Chapter 11 Debtor and CCAA Debtor (collectively, the “Debtors”), for distribution to the unsecured creditors of each Debtor pursuant to the claims treatment provisions of the Plans. Based on the current claims estimates for each Debtor reflected in the claims distribution model prepared by Blackstone, this chart illustrates the fixed percentages of equity in Reorganized ABH anticipated to be distributed to each Debtor and the allocation of equity to unsecured creditors of that Debtor. The current claims estimates incorporated in this analysis are based on claims as of April 6, 2010. The current claims estimates (which include a 10% cushion on claims other than bond and note claims) exclude (i) modifications to the estimate of employee claims based upon claims asserted in connection with the April 7, 2010 Claims Bar Date and (ii) any rejection damage claims that may be asserted for contract rejection claims arising after April 6, 2010. Further, the schedule does not reflect more recent claims information filed by the Monitor after April 6, 2010. The Debtors reserve all rights with respect to the allowed amounts of all claims and actual claim amounts will vary from the estimates used to prepare this chart. Any changes to claims estimates will impact the allocation of equity to unsecured creditors at each Debtor and the equity percentages described in this chart will be modified as claims against each Debtor are determined and allowed or proven. The percentage of New ABH Common Stock is subject to Dilution as described in the Plans.

	ACI								D-Corp
	ACI		ACCC		ACFLP		Remaining ACI		D-Corp		ACSC		ACC		Remaining D-Corp
	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock	Claim	% of New ABH Common Stock
Unsecured
7.95% Notes	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—
8.85% Debentures	458	0.64%	458	3.22%	—	—	—	—	—	—	—	—	—	—	—	—
8.375% Notes	471	0.66%	471	3.31%	—	—	—	—	—	—	—	—	—	—	—	—
6.5% Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
8.55% Notes	402	0.56%	402	2.83%	—	—	—	—	—	—	—	—	—	—	—	—
8% Convertible Notes	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
6% Notes	357	0.50%	357	2.51%	—	—	—	—	—	—	—	—	—	—	—	—
15.5% Exchange Notes	305	0.42%	305	2.14%	—	—	305	2.01%	305	3.48%	305	2.93%	305	1.50%	305	0.07%
8.5% Debentures	254	0.35%	254	1.79%	—	—	—	—	—	—	—	—	—	—	—	—
9% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
7.5% Debentures	260	0.36%	260	1.83%	—	—	—	—	—	—	—	—	—	—	—	—
9.375% Debentures	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
7.75% Notes	205	0.29%	205	1.44%	—	—	—	—	—	—	—	—	—	—	—	—
0% Debentures	—	—	11	0.08%	—	—	—	—	—	—	—	—	—	—	—	—
7.875% Notes	8	—	8	0.06%	8	0.27%	—	—	—	—	—	—	—	—	—	—
UDAG Loan	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes—BI(1)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes—BCFPI(2)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other Unsecured Notes—ACI(3)	326	0.45%	326	2.29%	—	—	—	—	—	—	—	—	—	—	—	—

Accounts Payable	54	0.08%	60	0.42%	0	0.00%	51	0.12%	0	0.00%	2	0.02%	3	0.01%	2	0.00%
Rejection Claims	226	0.32%	146	1.03%	—	—	0	0.00%	1	0.01%	111	1.07%	0	0.00%	—	—
Employee Claims	85	0.12%	22	0.15%	—	—	1	0.00%	—	—	10	0.09%	0	0.00%	0	0.00%
Other Unsecured Claims	70	0.10%	23	0.16%	—	—	1	0.00%	0	0.00%	19	0.19%	5	0.02%	3	0.00%

Total	$3,482	4.84%	$3,307	23.25%	$8	0.27%	$357	2.13%	$305	3.50%	$447	4.31%	$312	1.55%	$310	0.08%

(1)	Includes the following unsecured notes: 7.75% Recycling Facilities Revenue Bond, 9.5% Debentures, 7.4% Recycling Facilities Bond, 7.4% Pollution Control Bond, and 7.625% Recycling Facilities Bond and the Floating Rate Senior Notes.
(2)	Includes the following unsecured notes: 10.85% Debentures, 10.6% Unsecured Notes, 10.5% Unsecured Notes, 10.26% Unsecured Notes, and 10.625% Unsecured Notes.
(3)	Includes the following unsecured notes: 7.4% Debentures, Unsecured Floating Rate Notes and EDC Letter of Credit Facility.

The Blackstone Group	3 of 3